As filed with the Securities and Exchange Commission on March 27, 2025.

Registration No. 333-280767

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Endo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	30-1390281
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9 Great Valley Parkway

Malvern, Pennsylvania 19355

+1 (484) 216-0000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew J. Maletta

Executive Vice President, Chief Legal Officer and Secretary

Endo, Inc.

9 Great Valley Parkway

Malvern, Pennsylvania 19355

+1 (484) 216-0000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Kaplan Judah Bareli Davis Polk & Wardwell LLP 450 Lexington Ave New York, New York 10017 +1 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The original registration statement (the “Existing Registration Statement”) of Endo, Inc. on Form S-1 (File No. 333-280767) declared effective by the Securities and Exchange Commission on July 31, 2024, to which this Registration Statement is Post-Effective Amendment No. 2 (this “Amendment”), covered the resale by the selling stockholders named therein of up to 31,130,096 shares of our common stock, par value $0.001 per share.

This Amendment is being filed to update the Existing Registration Statement to include information contained in the registrant’s Annual Report on Form 10-K and update certain other information in the Existing Registration Statement, including an updated prospectus relating to the offering and sale of the securities registered thereby.

No additional securities are registered by this Amendment. All filing fees payable in connection with the registration of the securities covered by this Amendment were paid by the Registrant at the time of the initial filing of the Existing Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Preliminary Prospectus dated March 27, 2025.

31,130,096 Shares

ENDO, INC.

Common Stock

This prospectus relates to the registration of 31,130,096 shares of our common stock, par value $0.001 per share, held by our stockholders identified in this prospectus, or the registering stockholders.

This prospectus relates to the registration of shares on behalf of the registering stockholders. The registration of these shares is to permit resale by the registering stockholders from time to time after the date of this prospectus, but it does not mean that any or all of the registering stockholders will sell any of these shares or indicate how long the registering stockholders will hold any of these shares. We have not solicited interest from, nor do we have any agreements with, any of the registering stockholders regarding their sale of any of these shares. Unlike an initial public offering, the resale by the registering stockholders is not being underwritten by any investment bank. The registering stockholders may, or may not, elect to sell their shares of our common stock covered by this prospectus, as and to the extent they may determine. If the registering stockholders choose to sell any of their shares of our common stock, we will not receive any proceeds from the sale of shares of our common stock by the registering stockholders.

We are not issuing and selling any shares in the offering described herein, and accordingly, there will be no change to the number of our shares outstanding on a fully diluted basis in connection with the offering.

Our common stock is not currently traded on any national securities exchange. However, shares of our common stock have a history of trading in private transactions, and our common stock is currently quoted and trades on the OTCQX® Best Market, where it has been trading since June 28, 2024. Based on information available to us, the low and high sales price per share of common stock quoted on the OTCQX® Best Market during the period from June 28, 2024 through March 26, 2025 was $22.50 and $31.40, respectively. For more information, see “Sale Price History of Our Common Stock.” The registering stockholders may sell the shares registered hereby at the prevailing market price in the OTCQX® Best Market or in privately negotiated transactions. See “Plan of Distribution.”

Investing in shares of our common stock involves risks. See “Risk Factors” beginning on page 4 of this prospectus and in any prospectus supplement or similar section contained in the documents incorporated by reference into this prospectus to read about factors you should consider before buying shares of our common stock.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2025.

Neither we, nor any of the registering stockholders, have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus we have prepared or that have been prepared on our behalf or to which we have referred you. Neither we, nor any of the registering stockholders, is making an offer to sell or seeking offers to buy shares of our common stock in any jurisdiction where such offer or sale is not permitted. Neither we, nor any of the registering stockholders, take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

For investors outside the United States, neither we, nor any of the registering stockholders, have done anything that would permit the use or possession or distribution of this prospectus or any related free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock by the registering stockholders and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this shelf process, the registering stockholders may, from time to time, sell shares of our common stock covered by this prospectus in the manner described under “Plan of Distribution.” Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus, including under “Plan of Distribution.” In the future, we expect to file prospectus supplements and/or post-effective amendments to this registration statement, if necessary. You should read this prospectus, together with the documents incorporated by reference into this prospectus and any applicable prospectus supplement or free writing prospectus, before deciding to invest in shares of our common stock. You may read the other reports we file with the Securities and Exchange Commission (the “SEC”) at the SEC’s website at www.sec.gov. See “Information Incorporated by Reference.” These documents contain important information you should consider when making your investment decision. You may obtain this information without charge by following the instructions under “Where You Can Find More Information” included elsewhere in this prospectus.

As used in this prospectus, unless the context otherwise requires, references throughout to:

•

“Successor”, “Endo, Inc.” and, following the consummation of the Plan (as defined below) on the Effective Date (as defined below), “we,” “our,” or “us,” refer to Endo, Inc., an entity newly formed without the participation of Endo International plc (which will be dissolved in connection with the consummation of the Plan), and its direct and indirect subsidiaries on a consolidated basis, as successor entity for accounting and financial reporting purposes following the consummation of the Plan on the Effective Date;

•

“Predecessor”, “Endo International plc” and, prior to the consummation of the Plan on the Effective Date, “we,” “our,” or “us,” refer to Endo International plc and its direct and indirect subsidiaries on a consolidated basis, as the predecessor entity to Endo, Inc. for accounting and financial reporting purposes prior to the consummation of the Plan on the Effective Date;

•	“Bankruptcy Code” refers to title 11 of the United States Code, 11 U.S.C. § 101, et seq., as amended from time to time;

•	“Bankruptcy Court” refers to the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases (as defined below);

•	“Debtors” refers to Endo International plc and its affiliated debtors in the Chapter 11 Cases;

•	“Chapter 11 Cases” refers to the Debtors’ chapter 11 cases under chapter 11 of the Bankruptcy Code;

•	“Effective Date” refers to April 23, 2024, the effective date of the Plan;

•

“Plan” refers to the Joint Chapter 11 Plan of Reorganization of Endo International plc and its Affiliated Debtors [Docket No. 3355] as the same may be further amended, altered, modified, or supplemented, including as amended by the Fourth Amended Joint Chapter 11 Plan of Reorganization of Endo International plc and its Affiliated Debtors [Docket No. 3849], confirmed by the Bankruptcy Court pursuant to an order entered March 22, 2024 [Docket No. 3960]; and

•	“Exit Financing Debt” refers to the $2.5 billion of funded indebtedness incurred by us as of December 31, 2024 in the form of a new money first lien secured debt financing.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this prospectus contain information that includes or is based on “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act) and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act) and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements relating to future financial results, cost savings, revenues, expenses, net income and income per share; the possibility or potential outcomes of future litigation; future financing activities; the possibility and potential impact of future public health crises and epidemics on the health and welfare of our employees and on our business (including any economic impact, anticipated return to historical purchasing decisions by customers, changes in consumer spending, decisions to engage in certain medical procedures, future governmental orders that could impact our operations and the ability of our manufacturing facilities and suppliers to fulfill their obligations to us); the expansion of our product pipeline and any development, approval, launch or commercialization activities; and any other statements that refer to Endo’s expected, estimated or anticipated future results. We have tried, whenever possible, to identify such statements with words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “forecast,” “will,” “may” or similar expressions. We have based these forward-looking statements on our current expectations, assumptions and projections about, among other things, the growth of our business, our financial performance and the development of our industry.

Because these forward-looking statements reflect our current views concerning future events, these forward-looking statements involve risks and uncertainties including, without limitation, the impacts of competition such as those related to XIAFLEX® and other branded, sterile injectable and generic products; technological advances and patents obtained by competitors; our ability to develop or expand our product pipeline and to launch new products and to continue to develop the market for XIAFLEX® and other branded, sterile injectable or generic products; the timing and uncertainty of the results of both the research and development (R&D) and regulatory processes, including regulatory approvals, product recalls, withdrawals and other unusual items; our ability to obtain and maintain adequate protection for our intellectual property rights; the success of any acquisition, licensing or commercialization; the uncertainty associated with the identification of and successful consummation and execution of external corporate development initiatives and strategic partnering transactions; the performance of third parties upon whom we rely for goods and services; the impact that known and unknown side effects may have on market perception and consumer preference; the performance, including the approval, introduction and consumer and physician acceptance of new products and the continuing acceptance of currently marketed products; the effectiveness of advertising and other promotional campaigns; changing competitive, market and regulatory conditions; the timely and successful implementation of any strategic and/or optimization initiatives; changes in legislation or regulations; issues associated with our supply chain; our ability to obtain and successfully manufacture, maintain and distribute a sufficient supply of products to meet market demand in a timely manner; domestic and foreign health care and cost containment reforms, including government pricing, tax and reimbursement policies; supply chain issues; the timing or results of any potential future litigation, investigations, claims, actual or contingent liabilities; and the other risks and uncertainties more fully described under “Risk Factors” beginning on page 4 of this prospectus and elsewhere in or in the documents incorporated by reference in this prospectus.

These risks and uncertainties, many of which are outside of our control, and any other risks and uncertainties that we are not currently able to predict or identify, individually or in the aggregate, could have a material adverse effect on our business, financial condition, results of operations and cash flows and could cause our actual results to differ materially and adversely from those expressed in forward-looking statements contained or referenced in this prospectus.

We do not undertake any obligation to update our forward-looking statements after the date of this prospectus for any reason, even if new information becomes available or other events occur in the future, except as may be required under applicable securities laws. Also note that, as described under the caption “Risk Factors” contained in this prospectus, we provide a cautionary discussion of the risks, uncertainties and possibly inaccurate assumptions relevant to our business. These are factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider this to be a complete discussion of all potential risks or uncertainties.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by the cautionary statements contained in this section and elsewhere in this prospectus and in the documents incorporated by reference in this prospectus.

MARKET AND INDUSTRY DATA

This prospectus and the documents included by reference in this prospectus include estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research.

In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. While we believe the estimated market and industry data included in this prospectus is generally reliable, such information is inherently uncertain and imprecise. Market and industry data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions and estimates of the future performance of the markets in which we operate are necessarily subject to uncertainty and risk due to a variety of factors, detailed in this prospectus and the documents included by reference in this prospectus, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and our consolidated financial statements and the accompanying notes thereto incorporated by reference in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us. Accordingly, you are cautioned not to place undue reliance on such market and industry data or any other such estimates.

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TRADEMARKS, SERVICE MARKS, COPYRIGHTS AND TRADENAMES

We own or otherwise have rights to the trademarks, service marks, copyrights and tradenames, including those mentioned in this prospectus, used in conjunction with the operation of our business. This prospectus includes our own trademarks, service marks, copyrights and tradenames, which are protected under applicable intellectual property laws, as well as trademarks, service marks, copyrights and tradenames of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or tradenames to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, trademarks, service marks, copyrights and tradenames referred to in this prospectus may appear without the ®, ™, SM, or © symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, service marks, copyrights and tradenames.

SUMMARY

This summary highlights certain information that is presented in greater detail elsewhere in this prospectus and in documents incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in shares of our common stock. You should read this entire prospectus carefully and the documents incorporated by reference in this prospectus, including the information under “Risk Factors” and the consolidated financial statements of Endo International plc and the related notes thereto incorporated by reference in this prospectus, before making an investment decision. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Our Business

Endo, Inc. is a diversified pharmaceutical company.

Our focus is on pharmaceutical products and we target areas where we believe we can build leading positions. Our operating model is based on a lean and nimble structure, the rational allocation of capital and an emphasis on high-value R&D targets. While our primary focus is on organic growth, we evaluate and, where appropriate, execute on opportunities to expand through the licensing or acquisition of products or companies in areas that we believe serve patients and customers while offering attractive growth characteristics and margins. We believe our operating model and the execution of our corporate strategy will enable us to create shareholder value over the long-term.

The four reportable business segments in which we operate are: (1) Branded Pharmaceuticals, (2) Sterile Injectables, (3) Generic Pharmaceuticals and (4) International Pharmaceuticals. Additional information about our reportable business segments is included throughout Part I in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated herein by reference. The results of operations of our reportable business segments are discussed in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the heading “RESULTS OF OPERATIONS” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated herein by reference. These reportable business segments generated total revenues of $1.18 billion, $0.58 billion, $2.01 billion and $2.32 billion during the Endo, Inc. (Successor) year ended December, 31, 2024, the Predecessor period January 1, 2024 through April 23, 2024, the year ended December 31, 2023 (Predecessor) and the year ended December 31, 2022 (Predecessor), respectively.

For branded products, which we sell primarily through our Branded Pharmaceuticals and Sterile Injectables segments, we seek to invest in products or product candidates that have inherent scientific, regulatory, legal and technical complexities and market such products under recognizable brand names that are trademarked. For products we develop for the U.S. market, after the completion of required clinical trials and testing, we seek approvals from regulatory bodies such as through the submission of New Drug Applications (NDAs) or Biologics License Applications (BLAs) to the U.S. Food and Drug Administration (FDA). We believe that our patents, the protection of discoveries in connection with our development activities, our proprietary products, technologies, processes, trade secrets, know-how, innovations and all of our intellectual property are important to our business and achieving a competitive position. However, there can be no assurance that any of our patents, licenses or other intellectual property rights will afford us any protection from competition.

Generic products are the pharmaceutical and therapeutic equivalents of branded products and are generally sold under their generic (chemical) names rather than their brand names. For generic products, which we sell primarily through our Sterile Injectables and Generic Pharmaceuticals segments, our focus is on high-barrier-to-entry products, with an emphasis on complex sterile injectable products, such as ready-to-use (RTU) products, and first-to-file or first-to-market opportunities that are difficult to formulate or manufacture or face complex legal and regulatory challenges. In the U.S., first-to-file products refer to generic products for which the

Abbreviated New Drug Applications (ANDAs) containing patent challenges (or Paragraph IV certifications) to the corresponding branded products’ listed patents were the first to be filed with the FDA. In the U.S., manufacturers that launch first-to-file products, after success in litigating or otherwise resolving related patent challenges, and receiving final FDA approval, have the opportunity for 180 days of generic marketing exclusivity from competing generic products other than authorized generics. First-to-market products refer to products that are the first marketed generic equivalents of the corresponding branded products for reasons apart from statutory marketing exclusivity. This can occur, for example, when a generic product is difficult to formulate or manufacture. First-to-market products allow manufacturers to mitigate risks from competitive pressures commonly associated with commoditized generic products.

Corporate Information

Endo, Inc. was incorporated as a Delaware corporation on December 5, 2023. Our principal executive offices are located at 9 Great Valley Parkway, Malvern, PA 19355, and our telephone number is +1 (484) 216-0000. Our corporate website address is www.endo.com. The information contained on, or that can be accessed through, our website is deemed not to be incorporated in this prospectus or to be a part of this prospectus; we have included this website address solely as an inactive textual reference. You should not consider information contained on, or hyperlinked through, our website to be part of this prospectus in deciding whether to purchase shares of our common stock.

Our common stock is currently traded on the OTCQX® Best Market under the ticker symbol “NDOI.” References throughout to “common stock” refer to Endo, Inc.’s common stock (1,000,000,000 authorized, par value of $0.001 per share).

THE OFFERING

Issuer	Endo, Inc., a Delaware corporation.

Shares of common stock that may be offered by the registered stockholders	Up to 31,130,096 shares of our common stock, par value $0.001 per share.

Use of Proceeds	We will not receive any proceeds from the sale of shares of common stock by the registered stockholders.

Risk Factors	Investing in our common stock involves a high degree of risk. See the section titled “Risk Factors” and the other information included in or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before you decide to purchase shares of our common stock, you should carefully consider the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated herein by reference, as well as other risk factors described under the caption “Risk Factors” included or incorporated by reference in the prospectus, including our other filings with the SEC together with the financial and other information contained in this prospectus. If any of such risks or uncertainties actually occurs, our business, financial condition and results of operations could be materially and adversely affected. In that case, the market price of our common stock could decline and you may lose all or a part of your investment. Such risks are not the only risks we face. Additional risks or uncertainties not currently known to us, or that we currently deem immaterial, may also have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that any of the events discussed in such risk factors will not occur.

USE OF PROCEEDS

Registering stockholders may, or may not, elect to sell their shares of our common stock covered by this prospectus. To the extent any registering stockholder chooses to sell its shares of our common stock covered by this prospectus, we will not receive any proceeds from any such sales of our common stock. See “Principal and Registering Stockholders.”

DIVIDEND POLICY

We do not expect to declare or pay any cash dividends on our common stock prior to the effectiveness of the registration statement of which this prospectus forms a part. We currently intend to retain any available funds and any future earnings to fund our business, and therefore we do not expect to declare or pay any cash dividends for the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, earnings, liquidity requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant.

Our ability to pay dividends on our common stock is also limited by the terms of our existing indebtedness incurred upon consummation of the Plan on the Effective Date and may be limited by the terms of any future indebtedness. See “—The Chapter 11 Restructuring” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated herein by reference. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors—Risks Related to Ownership of our Common Stock—We do not intend to pay dividends on our common stock for the foreseeable future” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated herein by reference.

PRINCIPAL AND REGISTERING STOCKHOLDERS

The following table sets forth:

•	certain information with respect to the beneficial ownership of our common stock as of March 13, 2025 by:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities; and

•	the number of shares of our common stock held by and registered for resale by means of this prospectus for the registering stockholders.

The registering stockholders may, or may not, elect to sell their shares of our common stock covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on the OTCQX® Best Market at prevailing market prices or in privately negotiated transactions. As such, we will have no input if and when any registering stockholder may, or may not, elect to sell their shares of our common stock or the prices at which any such sales may occur. See “Plan of Distribution.”

This prospectus registers for resale shares of our common stock that are held by certain registering stockholders that include (i) certain stockholders that hold or may be deemed to hold “control securities” under the applicable securities laws and regulations who, because of their status as affiliates of us pursuant to Rule 144 or because they acquired their capital stock from an affiliate or from us within the prior 12 months from the date of any proposed sale, would otherwise be unable to sell their securities pursuant to Rule 144 until we have been subject to the reporting requirements of Section 13 or Section 15(d) the Exchange Act for a period of at least 90 days and unless they comply with the volume and other requirements of Rule 144 and (ii) certain other stockholders that hold “restricted securities” under the applicable securities laws and regulations who would otherwise be unable to sell their securities pursuant to Rule 144 until we have been subject to the reporting requirements of Section 13 or Section 15(d) the Exchange Act for a period of at least 90 days and unless they comply with the volume and other requirements of Rule 144. See “Shares Eligible for Future Sale” for further information regarding sales of such “control” or “restricted” securities if not sold pursuant to this prospectus.

Information concerning the registering stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. Because the registering stockholders may sell all, some or none of the shares of our common stock covered by this prospectus, we cannot determine the number of such shares of our common stock that will be sold by the registering stockholders, or the amount or percentage of shares of our common stock that will be held by the registering stockholders upon consummation of any particular sale. In addition, the registering stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated herein by reference for further information regarding the registering stockholders.

We currently intend to use our reasonable efforts to keep the registration statement of which this prospectus forms a part effective for a period of 90 days after the effectiveness of the registration statement. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and Section 13(g) of the Securities Act. We have based percentage ownership of our common stock on 76,211,329 shares of our common stock outstanding as of March 4, 2025.

Unless otherwise indicated, the business address of each such beneficial owner is c/o 9 Great Valley Parkway, Malvern, PA 19355.

	Shares Beneficially Owned			Shares Beneficially Owned After Offering(1)
	Common Stock			Common Stock
	Shares	Percentage	Shares of Common Stock Being Registered	Shares	Percentage
Directors and Named Executive Officers:
Patrick A. Barry	—	—	—	—	—
Mark T. Bradley	—	—	—	—	—
Matthew J. Maletta	—	—	—	—	—
James P. Tursi, M.D.	—	—	—	—	—
Paul Herendeen	—	—	—	—	—
Paul Efron	—	—	—	—	—
Scott Hirsch	—	—	—	—	—
Sophia Langlois	—	—	—	—	—
Andrew Pasternak	—	—	—	—	—
Marc J. Yoskowitz	—	—	—	—	—
All directors and executive officers as a group (10 persons)	—	—	—	—	—
Other 5% Stockholders:
GoldenTree Entities(2)	15,047,641	19.74%	15,047,641	—	—
Silver Point Entities(3)	7,998,711	10.50%	7,998,711	—	—
Oaktree Entities(4)	6,124,446	8.04%	1,378,816	4,745,630	6.23%
Franklin Advisers, Inc.(5)	5,200,614	6.82%	1,424,120	3,776,494	4.96%
Canyon Entities(6)	4,977,163	6.53%	1,302,505	3,674,658	4.82%
Marathon Entities(7)	3,927,370	5.15%	873,812	3,053,558	4.01%
Other Registering Stockholders:
Capital Entities(8)	3,613,504	4.74%	960,327	2,653,177	3.48%
Rokos Capital Management (US) LP(9)	2,556,423	3.35%	36,303	2,520,120	3.31%
JP Morgan Asset Management(10)	2,363,998	3.10%	667,842	1,696,156	2.23%
Entities within the D. E. Shaw group(11)	1,895,124	2.49%	692,483	1,202,641	1.58%
MacKay Shields LLC (on behalf of certain clients, funds and accounts)(12)	1,749,863	2.30%	18,708	1,731,155	2.27%
Taconic Capital Advisors L.P.(13)	1,496,683	1.96%	18,796	1,477,887	1.94%
J.P. Morgan Securities LLC (14)	1,631,768	2.14%	53,087	1,578,681	2.07%
Bain Capital Credit, LP(15)	1,301,474	1.71%	21,072	1,280,402	1.68%
Whitebox Funds(16)	820,963	1.08%	10,465	810,498	1.06%
Arena Capital Advisors, LLC(17)	847,612	1.11%	5,856	841,756	1.10%
CIFC Asset Management LLC(18)	851,131	1.12%	45,245	805,886	1.06%
Hudson Bay Master Fund Ltd.(19)	744,365	*	4,941	739,424	*
Sixth Street Entities(20)	642,765	*	9,309	633,456	*
Guggenheim Entities(21)	274,615	*	12,237	262,378	*
Brigade Capital Management, LP(22)	610,345	*	7,722	602,623	*
Owl Creek Asset Management, L.P.(23)	592,861	*	4,638	588,223	*

	Shares Beneficially Owned				Shares Beneficially Owned After Offering(1)
	Common Stock				Common Stock
	Shares	Percentage		Shares of Common Stock Being Registered	Shares	Percentage
UBS Asset Management (Americas) LLC(24).	594,141		*	8,358	585,783		*
BofA Securities, Inc.(25)	565,247		*	3,613	561,634		*
Aristeia Entities(26)	539,395		*	6,410	532,985		*
Eaton Vance Entities(27)	309,093		*	7,475	301,618		*
Royal Bank of Canada(28)	498,192		*	7,408	490,784		*
Highbridge Capital Management, LLC(29)	505,121		*	7,263	497,858		*
Nomura Corporate Research and Asset Management Inc.(30)	445,856		*	4,042	441,814		*
Shenkman Capital Management, Inc.(31)	444,515		*	9,361	435,154		*
Susquehanna Advisors Group, Inc.(32)	392,924		*	5,677	387,247		*
Helix Strategic Fund LP(33)	335,560		*	5,366	330,194		*
Cetus Capital VI, L.P.(34)	299,219		*	4,333	294,886		*
PGIM, Inc.(35)	261,859		*	6,633	255,226		*
O’Brien-Staley Partners(36)	233,226		*	2,396	230,830		*
Sona Entities(37)	125,418		*	2,291	123,127		*
Asterozoa Management LLC(38)	168,888		*	33,491	135,397		*
Invesco Advisers, Inc.(39)	127,573		*	2,599	124,974		*
Millennium CMM, Ltd.(40)	4,139		*	4,139	—	—
HalseyPoint Entities(41)	103,435		*	1,499	101,936		*
Invictus Special Situations Master I, L.P.(42)	60,814		*	749	60,065		*
Macquarie Asset Management(32)	57,513		*	3,748	53,765		*
Wolverine Flagship Fund Trading Limited(44)	51,703		*	749	50,954		*
Bracebridge Capital, LLC(45)	29,156		*	29,156	—	—
Saratoga Investment Corp CLO 2013-1 Ltd.(46)	24,348		*	349	23,999		*
Greywolf Capital Management(47)	16,670		*	3,793	12,877		*
Aegon Asset Management UK plc(49)	2,269		*	516	1,753		*
Pentwater Capital Management LP(49)	1,975		*	449	1,526		*
400 Capital Management LLC(50)	1,198		*	1,198	—	—
Howells Entities(51)	714		*	714	—	—
David M Kang ROTH IRA(52)	611		*	611	—	—
Certain other stockholders as a group(53)	34,286		*	34,286	—	—

*	Denotes less than 1.0% of beneficial ownership.
(1)	Assumes the registering stockholder sells all of the shares of common stock offered pursuant to this prospectus.
(2)

According to information available to us, the number of shares of our common stock beneficially owned by the GoldenTree Entities (as defined herein) as of March 13, 2025 consists of 15,047,641 shares previously issued, and the number of shares to be registered hereby consists solely of 15,047,641 shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts: City of New York Group Trust; Clarence Master Fund LP—Series A; Copper Master Fund LP; Crown Managed Accounts SPC—Crown/GT Segregated Portfolio; FS Credit Income Fund; Ginkgo Tree, LLC; GN3 SIP Limited; GoldenTree Distressed Fund IV LP; GoldenTree Distressed Master Fund IV Ltd; GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, L.P.; GoldenTree Loan Management II LP; GoldenTree Loan Management III, LP; GoldenTree Loan Management US CLO 1, Ltd.; GoldenTree Loan Management US CLO 10, Ltd.; GoldenTree Loan Management US CLO 11, Ltd.;

GoldenTree Loan Management US CLO 12, Ltd.; GoldenTree Loan Management US CLO 3, Ltd.; GoldenTree Loan Management US CLO 4, Ltd.; GoldenTree Loan Management US CLO 5, Ltd.; GoldenTree Loan Management US CLO 6, Ltd.; GoldenTree Loan Management US CLO 7, Ltd.; GoldenTree Loan Management US CLO 8, Ltd.; GoldenTree Loan Management US CLO 9, Ltd.; GoldenTree Loan Management, LP; GoldenTree Loan Opportunities XII, Limited; GoldenTree Multi Sector-C LP; GoldenTree Structured Products—C II LP; GoldenTree US Loan & Bond Fund; Goldentree V1 Master Fund, L.P.; GoldenVest LLC; GT G Distressed Fund 2020 LP; GT Loan Financing I, Ltd.; GT NM, L.P.; GTAM 110 Designated Activity Company; Health Net of California, Inc.; Healthcare Employees’ Pension Plan – Manitoba; High Yield And Bank Loan Series Trust; Louisiana State Employees Retirement System; MA Multi-Sector Opportunistic Fund, LP; San Bernardino County Employees Retirement Association; and Syncora Guarantee Inc. (collectively, the “GoldenTree Entities”). Investment power over the GoldenTree Entities is held by GoldenTree Asset Management LP (the “GoldenTree Advisor”). The general partner of the GoldenTree Advisor is GoldenTree Asset Management LLC (the “GoldenTree General Partner”). Steven A. Tananbaum is the managing member of the GoldenTree General Partner. The address for the GoldenTree Entities is 300 Park Avenue, 21st Floor, New York, NY 10022.
(3)

According to information available to us, the number of shares of our common stock beneficially owned by funds under the management of Silver Point Capital, L.P. or its wholly owned subsidiaries as of March 13, 2025 consists of 7,998,711 shares previously issued, and the number of shares to be registered hereby consists solely of 7,998,711 shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts: Silver Point Capital Fund, L.P.; Silver Point Capital Offshore Master Fund, L.P.; Silver Point Distressed Opportunity Institutional Partners, L.P.; and Silver Point Distressed Opportunity Institutional Partners Master Fund (Offshore), L.P. (collectively, the “Silver Point Entities”). The Silver Point Entities are managed by Silver Point Capital, L.P. or its wholly owned subsidiaries. Silver Point Capital Management, LLC (“Management”) is the general partner of Silver Point Capital, L.P. and as a result, may be deemed to be the beneficial owner of all of the shares held by the Silver Point Entities. Messrs. Edward A. Mulé and Robert J. O’Shea are each members of Management and as a result, each may be deemed to be a beneficial owner of all of the shares held by the Silver Point Entities. Management and Messrs. Mulé and O’Shea disclaim beneficial ownership of the reported shares held by the Silver Point Entities except to the extent of their pecuniary interests. The address for the Silver Point Entities is 2 Greenwich Plaza, Suite 1, Greenwich, CT 06830.

(4)

According to information available to us, the number of shares of our common stock beneficially owned by the Oaktree Entities (as defined herein) as of March 13, 2025 consists of 6,124,446 shares previously issued, and the number of shares to be registered hereby consists solely of 1,378,816 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts: Oaktree Opportunities Fund Xb Holdings (Delaware), L.P.; Oaktree Opportunities Fund Xi Holdings (Delaware), L.P.; Oaktree Opportunities Fund Xii Holdings (Delaware), L.P.; Oaktree Capital Holdings, LLC; and Oaktree Capital Group Holdings GP, LLC (collectively, the “Oaktree Entities”). The address for the Oaktree Entities is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071. Each of the Oaktree Entities are affiliated with registered broker-dealers, and has indicated to us that none of these broker-dealers are involved in this offering and its shares of common stock being offered for resale hereby were purchased in the ordinary course of business and that, at the time of purchase of such shares, it did not have any arrangements or understandings, directly or indirectly, with any person to distribute such shares.

(5)

According to information available to us, the number of shares of our common stock beneficially owned by the Franklin Entities (as defined herein) as of March 13, 2025 consists of 5,200,614 shares previously issued, and the number of shares to be registered hereby consists solely of 1,424,120 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts: Franklin Custodian Funds-Franklin Income Fund; Franklin High Income Trust-Franklin High Income Fund; Franklin Limited Duration Income Trust; Franklin Universal Trust; Franklin Strategic Series-Franklin Templeton SMACS Series I; Franklin Templeton ETF Trust-Franklin High Yield Corporate ETF; Franklin Templeton ETF Trust-Franklin Senior Loan ETF; Franklin Templeton Investment Funds-Franklin High Yield Fund; Franklin Templeton Investment Funds-Franklin Income Fund; Franklin Templeton Variable Insurance Products Trust-Franklin Income VIP Fund; and JNL/Franklin Templeton Income Fund

(collectively, the “Franklin Entities”). The shares are beneficially owned by the Franklin Entities that are investment management clients of Franklin Advisers, Inc. (“FAV”) which is a subsidiary of Franklin Resources, Inc. (“FRI”). FRI has delegated to FAV investment discretion or voting power over the shares held by the Franklin Entities, and FRI treats FAV as having sole investment discretion or voting authority, as the case may be, unless the investment management agreement specifies otherwise. Accordingly, FAV reports on filings with the SEC (“FAV SEC filings”), including on Schedule 13G, that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise noted. As a result, for purposes of Rule 13d-3 under the Securities Act, FAV may be deemed to be the beneficial owner of the shares reported in such FAV SEC filings. The address for the Franklin Entities is One Franklin Parkway, San Mateo, CA 94403. FAV is an affiliate of several registered broker-dealers, and FAV has indicated to us that none of these broker-dealers are involved in this offering and the shares of common stock being offered for resale hereby were purchased in the ordinary course of business and that, at the time of purchase of such shares, it did not have any arrangements or understandings, directly or indirectly, with any person to distribute such shares.
(6)

According to information available to us, the number of shares of our common stock beneficially owned by Canyon Capital Advisors LLC (“Canyon”) and its affiliates as of March 13, 2025 consists of 4,977,163 shares previously issued, and the number of shares to be registered hereby by the Canyon Entities (as defined herein) consists solely of 1,302,505 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts: Canyon-ASP Fund, L.P.; Canyon Balanced Master Fund, Ltd.; Canyon Distressed Opportunity Master Fund III, L.P.; CDOF IV Master Fund, L.P.; Canyon ESG Master Fund, L.P.; Canyon IC Credit Master Fund L.P.; Canyon Distressed TX (A) LLC; Canyon Distressed TX (B) LLC; The Canyon Value Realization Master Fund, L.P.; Canyon-EDOF (Master) L.P.; Canyon NZ-DOF Investing, L.P.; and Canyon Value Realization Fund, L.P. (collectively, the “Canyon Entities”). Each of the Canyon Entities is currently a party to an investment advisory agreement with Canyon, pursuant to which Canyon is granted discretionary right, power and authority to manage and vote with respect to each Canyon Entity’s investments, including its investment in the shares. Canyon is ultimately owned by family limited liability companies and/or trusts that are ultimately controlled by Joshua S. Friedman and Mitchell R. Julis. Canyon and each of Messrs. Friedman and Julis disclaim beneficial ownership of the shares, except to the extent of the voting and investment power in respect of the shares. The address for the Canyon Entities is 2728 N. Harwood Street, 2nd Floor, Dallas, TX 75201. Canyon is an affiliate of a registered broker-dealer, and Canyon has indicated to us that the broker-dealer is not involved in this offering and the shares of common stock being offered for resale hereby were purchased in the ordinary course of business and that, at the time of purchase of such shares, it did not have any arrangements or understandings, directly or indirectly, with any person to distribute such shares.

(7)

According to information available to us, the number of shares of our common stock beneficially owned by funds and accounts under the management of Marathon Asset Management, L.P. (“Marathon”) as of March 13, 2025 consists of 3,927,370 shares previously issued, and the number of shares to be registered hereby consists solely of 873,812 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts under the management of Marathon: Marathon Blue Grass Credit Fund, LP; Marathon Centre Street Partnership, L.P.; Marathon Distressed Credit Master Fund; MCSP Sub, LLC; Marathon CLO IX Ltd.; Marathon CLO 14 Ltd.; Marathon CLO 2020-15 Ltd.; Marathon CLO 2021-16 Ltd.; Marathon CLO 2021-17 Ltd.; QUAESTIO ALTERNATIVE FUNDS S.C.A., SICAV-FIS: CMAB – SIF – Credit Multi Asset Pool B; Marathon Special Opportunity Master Fund Ltd.; Marathon StepStone Master Fund LP; and TRS Credit Fund, LP (collectively, the “Marathon Entities”). Marathon, as the investment manager of each of the Marathon Entities, has the sole power to vote and direct the disposition of all the reported securities held by the Marathon Entities. Accordingly, Marathon may be deemed to beneficially own such reported securities. The general partner of Marathon is Marathon Asset Management GP, L.L.C. Bruce Richards and Louis Hanover are the managing members of Marathon Asset Management GP, L.L.C. and, thus, may be deemed to beneficially own the reported securities held by the Marathon Entities. The address for Marathon is One Bryant Park, 38th Floor, New York, NY 10036.

(8)

According to information available to us, the number of shares of our common stock beneficially owned by the funds and accounts under the management of Capital Research and Management Company (“CRMC”), Capital International Sarl and Capital International, Inc. as of March 13, 2025 consists of 3,613,504 shares previously issued, and the number of shares to be registered hereby consists solely of 960,327 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts: American High-Income Trust; Capital Income Builder; Capital International Fund – Capital Group Global High Income Opportunities Fund (Lux); The Income Fund of America; American Funds Multi-Sector Income Fund; American Funds Strategic Bond Fund; American Funds Insurance Series – Asset Allocation Fund; and Capital World Bond Fund (collectively, “Capital Entities”). CRMC is the investment adviser for the Capital Entities. Multiple individual portfolio managers of CRMC have voting or investment control over the shares held by the applicable Capital Entity. CRMC or Capital World Investors (“CWI”) may be deemed to be the beneficial owner of the shares held by the applicable Capital Entities, however, each of CRMC, CWI and the individual portfolio managers expressly disclaims that it is, in fact, the beneficial owner of such shares. Unless otherwise stated, the address for the Capital Entities is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071. The address for Capital International Fund – Capital Group Global High Income Opportunities Fund (Lux) is 6C, Route de Treves, Senningerberg, L-2633, Luxembourg. The address for The Income Fund of America, American Funds Multi-Sector Income Fund and American Funds Strategic Bond Fund is 6455 Irvine Center Drive, Irvine, CA 92618.

(9)

According to information available to us, the number of shares of our common stock beneficially owned by Rokos Capital Management (US) LP (“RCM”) as of March 13, 2025 consists of 2,556,423 shares previously issued, and the number of shares to be registered hereby consists solely of 36,303 restricted shares previously issued. Rokos Global Macro Master Fund LP, a fund advised by RCM, is the registered holder of the referenced shares to be registered. Chris Rokos is the ultimate beneficial owner of RCM. The address for RCM is 600 Lexington Avenue, 34th Floor, New York, NY 10022.

(10)

According to information available to us, the number of shares of our common stock beneficially owned by JP Morgan Asset Management (“JPMAM”) as of March 13, 2025 consists of 2,363,998 shares previously issued, and the number of shares to be registered hereby consists solely of 667,842 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts: Integrity High Income Fund, SEI Institutional Managed Trust – High Yield Bond Fund, JPMorgan High Yield Fund, SEI Institutional Investments Trust – High Yield Bond Fund, JPMorgan Core Plus Bond Fund, JPMorgan Investment Funds – Global High Yield Bond Fund, JPMorgan Fund ICVC – JPM Global High Yield Bond Fund, Commingled Pension Trust Fund (Corporate High Yield) of JPMorgan Chase Bank, N.A., SEI Global Master Fund PLC – The SEI High Yield Fixed Income Fund, Commingled Pension Trust Fund (High Yield) of JPMorgan Chase Bank, N.A., JPMorgan Income Builder Fund, JPMorgan Investment Funds – Global Income Fund, U.S. High Yield Bond Fund, JPMorgan Fund ICVC – JPM Multi-Asset Income Fund, JPMorgan Chase Retirement Plan Trust, LVIP JPMorgan High Yield Fund, JPMorgan Multi Income Fund, JPMorgan Floating Rate Income Fund, JPMorgan Funds – US High Yield Plus Bond Fund, JPMorgan Global Bond Opportunities Fund, Metropolitan Life Insurance Company, EMBO – FONDS, IBM 401(k) Plus Plan Trust, Virginia Retirement System, JPMorgan Income Fund, JPMorgan Funds – Income Fund, GIM Trust 2 – Senior Secured Loan Fund, IBM Global Strategy Fund, GIM Specialist Investment Funds – GIM Multi Sector Credit Fund, Kyburg Institutional Fund – Obligationen Fremdwaehrungen, JPMorgan Funds – Flexible Credit Fund, Migros-Pensionskasse Fonds, Commingled Pension Trust Fund (Core Plus Bond) of JPMorgan Chase Bank, N.A., JPMorgan Investment Funds – Global Income Conservative Fund, New York State Teachers’ Retirement System, JPMorgan Income Builder Fund, JPMorgan Multi Balanced Fund, International Paper Company Commingled Investment Group Trust, State Teachers Retirement System of Ohio, Commingled Pension Trust Fund (Income) of JPMorgan Chase Bank, N.A., NBI High Yield Bond ETF, Deferred Salary Plan of the Electrical Industry, National Employment Savings Trust, Arch Investment Holdings IV LTD., Chevron Master Pension Trust, JPMorgan Fund ICVC – JPM Unconstrained Bond Fund, JPMorgan Funds – Global Strategic Bond Fund, JPMorgan Fund II ICVC – JPM Global Bond Opportunities Fund, NBI Unconstrained Fixed Income ETF, and JPMorgan Funds – Global Bond Opportunities Fund (collectively, the “JPMAM Entities”). J.P. Morgan Investment Management Inc. or JPMorgan Chase Bank, N.A. is the investment adviser or trustee for the JPMAM Entities. J.P. Morgan Investment Management Inc. and JPMorgan Chase Bank, N.A. are each wholly owned direct or indirect subsidiaries of JPMorgan Chase & Co., which, in its capacity as parent holding company, disclaims beneficial ownership of the shares. The address for JPMAM is 1 E Ohio St Floor 6, Indianapolis, IN 46204.
(11)

According to information available to us, the number of shares of our common stock beneficially owned by DESALKIV and Galvanic (as defined herein) as of March 13, 2025, consists of (i) 52,401 shares beneficially owned by DESALKIV Portfolios, L.L.C. (the “DESALKIV Shares”), of which 9,583 restricted shares are to be registered hereby; and (ii) 1,842,723 shares beneficially owned by D. E. Shaw Galvanic Portfolios, L.L.C. (the “Galvanic Shares”), of which 682,900 restricted shares are to be registered hereby, (the Galvanic Shares and the DESALKIV Shares, collectively, the “Subject Shares”).

DESALKIV Portfolios, L.L.C. (“DESALKIV”) has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the DESALKIV Shares directly owned by it. D. E. Shaw & Co., L.P. (“DESCO LP”), as the managing member of D. E. Shaw Adviser, L.L.C. (“Adviser”), which in turn is the investment adviser of DESALKIV, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the DESALKIV Shares. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the managing member of D. E. Shaw Manager, L.L.C. (“Manager”), which in turn is the manager of DESALKIV, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the DESALKIV Shares.

D. E. Shaw Galvanic Portfolios, L.L.C. (“Galvanic”) has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Galvanic Shares directly owned by it. DESCO LP, as the managing member of D. E. Shaw Adviser II, L.L.C. (“Adviser II”), which in turn is the investment adviser of Galvanic, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Galvanic Shares. DESCO LLC, as the managing member of D. E. Shaw Manager II, L.L.C. (“Manager II”), which in turn is the manager of Galvanic, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Galvanic Shares.

Adam Deaton, Edwin Jager, Anoop Prasad and Maximilian Stone, or their designees, exercise voting and investment control over the Subject Shares on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, DESCO LLC, Adviser, Manager, Adviser II, Manager II, DESCO Inc., or DESCO II Inc. owns any of our shares directly, and each such entity disclaims beneficial ownership of the Subject Shares.

David E. Shaw does not own any of our shares directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares.

The address for the D. E. Shaw group is 1166 Avenue of the Americas, 9th Floor, New York, NY 10036.

(12)

According to information available to us, the number of shares of our common stock beneficially owned by MacKay Shields LLC (“MacKay Shields”) as of March 13, 2025 consists of 1,327,216 shares previously issued, and the number of shares to be registered hereby consists solely of 18,708 restricted shares previously issued. MacKay Shields is the registered holder of the referenced shares to be registered, on behalf of certain clients, funds and accounts under the management of MacKay Shields. MacKay Shields is an indirect wholly-owned subsidiary of New York Life Insurance Company. The address for MacKay Shields is 1345 Avenue of the Americas, New York, NY 10105.

(13)

According to information available to us, the number of shares of our common stock beneficially owned by funds and accounts under the management of Taconic Capital Advisors L.P. (“Taconic”) as of March 13, 2025 consists of 1,496,683 shares previously issued, and the number of shares to be registered hereby consists solely of 18,796 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts under the management of Taconic: Taconic Market Dislocation Master Fund III (Cayman) L.P.; and TCA Opportunity Investments S.A.R.L. (the “Taconic Entities”). Voting or investment control over the shares is held by Frank Brosens, as the Manager of Taconic. The address for the Taconic Entities is 280 Park Avenue, 5th Floor, New York, NY 10017.

(14)

According to information available to us, the number of shares of our common stock beneficially owned by North America Credit Trading Group (“JPMS NACTG”), of J.P. Morgan Securities LLC (“JPMS”), as of March 13, 2025, consists of 1,649,576 shares previously issued, and the number of shares to be registered hereby consists solely of 53,087 restricted shares previously issued. JPMS NACTG is the registered holder of the referenced shares to be registered. JPMorgan Chase & Co. controls JPMS NACTG. JPMS is a wholly owned subsidiary of JPMorgan Chase & Co., which, in its capacity as parent holding company, disclaims beneficial ownership of the shares. JPMS NACTG is controlled as set forth below: Each of Carrie McCrum, Brian J. Bisesi, Claudia Jury, Eric D. Tepper, Jason Edwin Sippel, John E. Simmons, William Philip Sieg, Kevin J. Foley, and Paul Vienick is a Manager of J.P. Morgan Securities LLC, a Delaware limited liability company, and as such may be deemed to have voting and dispositive power over the shares held by JPMS NACTG. Each of Carrie McCrum, Brian J. Bisesi, Claudia Jury, Eric D. Tepper, Jason Edwin Sippel, John E. Simmons, William Philip Sieg, Kevin J. Foley and Paul Vienick disclaims beneficial ownership of the shares. The address for each of JPMS, Carrie McCrum, Brian J. Bisesi, Claudia Jury, Eric D. Tepper, Jason Edwin Sippel, John E. Simmons, William Phillip Sieg, Kevin J. Foley and Paul Vienick is 383 Madison Avenue, New York, New York 10179.

(15)

According to information available to us, the number of shares of our common stock beneficially owned by Bain Capital Credit, LP (“Bain”) as of March 13, 2025 consists of 1,301,474 shares previously issued, and the number of shares to be registered hereby consists solely of 21,072 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts: CMAC Fund 1, L.P., Bain Capital Credit Managed Account (FSS), L.P.; Bain Capital Credit Managed Account (PSERS), L.P.; Bain Capital High Income Partnership, L.P.; Bain Capital Credit Managed Account (Blanco), L.P.; Bain Capital Senior Loan Fund, L.P.; Bain Capital Senior Loan Fund (SRI), L.P.; Bain Capital Total Return Capital L.P.; Bain Capital Credit Dislocation Fund (B), L.P.; managed accounts for which Bain Capital Credit, LP acts as investment adviser; by managed accounts for which Bain Capital Credit U.S. CLO Manager, LLC acts as CLO manager; and Bain Capital Investments (Ireland) Limited, as alternative investment fund manager (collectively, the “Bain Capital Credit Entities”). Voting and investment decisions with respect to the shares held by the Bain Capital Credit Entities are directed by Bain Capital Credit Member, LLC and/or Bain Capital Credit Member II, LLC. Bain has entered into Investment Management Agreements with a number of managed accounts clients pursuant to which it has authority to acquire, dispose of and vote securities on behalf of such clients. Bain is controlled by its General Partner, Bain Capital Credit (GP), LLC (the “GP”). The power and authority to direct the management and policies of the GP is vested in its 12 members. The address for Bain is 200 Clarendon Street, Boston, MA 02116. Bain Capital Distributors, LLC is a limited purpose broker-dealer that exclusively places securities and instruments issued by certain private investment funds that Bain and its affiliates manage and Bain has indicated to us that it is not involved in this offering and the shares of common stock being offered for resale hereby were purchased in the ordinary course of business and that, at the time of purchase of such shares, it did not have any arrangements or understandings, directly or indirectly, with any person to distribute such shares.

(16)

According to information available to us, the number of shares of common stock beneficially owned by the Whitebox Funds (as defined herein) as of March 13, 2025 consists of 820,963 shares previously issued, and the number of shares to be registered hereby consists solely of 10,465 restricted shares previously issued. The registered holders of the referenced shares to be registered are (i) Whitebox Multi-Strategy Partners, L.P., (ii) Whitebox Relative Value Partners, L.P., (iii) Whitebox GT Fund, LP and (iv) Pandora Select Partners, L.P. (collectively the “Whitebox Funds”). Whitebox Advisors LLC (“WBA”) is the investment manager of the Whitebox Funds and has voting and disposition control over the securities beneficially owned by each of the Whitebox Funds. WBA is owned by the following members: Robert Vogel, Jacob Mercer, Nick Stukas, Brian Lutz, Paul Roos, Simon Waxley and Blue Owl GP Stakes II (A), LP, a non-voting member, and such individuals and entity disclaim beneficial ownership of the securities, except to the extent of such individual or entity’s pecuniary interest therein, if any. The address of the business office of each Whitebox Fund and Whitebox Advisors LLC is 3033 Excelsior Blvd., Suite 500, Minneapolis, MN 55416.
(17)

According to information available to us, the number of shares of our common stock beneficially owned by the funds and accounts managed by Arena Capital Advisors, LLC (“Arena”) as of March 13, 2025 consists of 847,612 shares previously issued, and the number of shares to be registered hereby consists solely of 5,856 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts under the management of Arena: Arena Short Duration High Yield Fund, L.P. and its series; Arena Opportunities Fund, L.P.—Series 2; Arena VII; Arena Strategic Income Fund; SA1 Arena; SA2 Arena; SA3 Arena; SA4 Arena; SA5 Arena; SA6 Arena; and SA7 Arena (collectively, the “Arena Entities”). Arena is the investment manager for the Arena Entities and is deemed to have voting control and investment discretion. The partners of Arena are Daniel Elperin, Jeremy Sagi and Sanije Perrett. The address for Arena and the Arena Entities is 12121 Wilshire Boulevard, Suite 1010, Los Angeles, CA 90025.

(18)

According to information available to us, the number of shares of our common stock beneficially owned by funds and accounts under the management of CIFC Asset Management LLC (“CIFC”) as of March 13, 2025 consists of 851,131 shares previously issued, and the number of shares to be registered hereby consists solely of 45,245 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts under the management of CIFC: CIFC Funding 2014-IV-R, Ltd.; CIFC Funding 2015-IV, Ltd.; CIFC Funding 2017-I, Ltd.; CIFC Funding 2017-III, Ltd.; CIFC Funding 2019-II, Ltd.; CIFC Funding 2019-III, Ltd.; CIFC Funding 2019-IV, Ltd.; CIFC Funding 2019-V, Ltd.; CIFC Funding 2020-I, Ltd.; CIFC Funding 2020-II, Ltd.; CIFC Funding 2020-III, Ltd.; CIFC Funding 2020-IV, Ltd.; CIFC Funding 2021-I, Ltd.; CIFC Funding 2021-II, Ltd.; CIFC Funding 2021-III, Ltd.; CIFC Funding 2021-IV, Ltd.; and CIFC Funding 2021-V, Ltd. (the “CIFC Entities”). Multiple individual directors of each of the CIFC Entities have voting or investment control over the shares held by the applicable CIFC Entity, however, each of the individual directors expressly disclaims that it is, in fact, the beneficial owner of such shares. The address for CIFC Entities is 875 Third Avenue, 24th Floor, New York, NY 10022.

(19)

According to information available to us, the number of shares of our common stock beneficially owned by Hudson Bay Master Fund Ltd. (“HBC”) as of March 13, 2025 consists of 744,365 shares previously issued, and the number of shares to be registered hereby consists solely of 4,941 restricted shares previously issued. Hudson Bay Master Fund Ltd. is the registered holder of the referenced shares to be registered. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over the shares. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership of these securities. The address for Hudson Bay Capital Management LP is 28 Havemeyer Place, 2nd Floor, Greenwich, CT 06830.

(20)

According to information available to us, the number of shares of our common stock beneficially owned by Schrassig Fundamental S.A.R.L and Consdorf Adjacent Holdco S.A.R.L. (the “Sixth Street Entities”) as of March 13, 2025 consists of 642,765 shares previously issued, and the number of shares to be registered hereby consists solely of 9,309 restricted shares previously issued. The address for the Sixth Street Entities is 1, rue Peternelchen, L-2370 Howald, Luxembourg.

(21)

According to information available to us, the number of shares of our common stock beneficially owned by the Guggenheim Entities (as defined herein) as of March 13, 2025 consists of 274,615 shares previously issued, and the number of shares to be registered hereby consists solely of 12,237 restricted shares previously issued. The registered holders of the referenced shares to be registered are (i) the following funds and accounts under the investment management of Guggenheim Partners Investment Management, LLC: Guggenheim Taxable Municipal Bond & Investment Grade Debt Trust; Guggenheim Funds Trust—Guggenheim Floating Rate Strategies Fund; Guggenheim Variable Funds Trust—Series F (Floating Rate

Strategies Series); Guggenheim Funds Trust—Guggenheim Macro Opportunities Fund; Guggenheim Strategic Opportunities Fund; iMGP High Income Fund; Blue Cross and Blue Shield of Florida, Inc.; BAYVK R2 GUGGENHEIM HY; Endurance Assurance Corporation; Guggenheim High-Yield Fund, LLC; Guggenheim Loan Master Fund, Ltd.; HCA Inc. Master Retirement Trust; Health Care Service Corporation, a Mutual Legal Reserve Company; Mirae Asset KPS Guggenheim Privately Placed Investment Trust No.1; Maverick Enterprises, Inc.; NZC Guggenheim Master Fund Limited; Guggenheim U.S. Loan Fund; Guggenheim U.S. Loan Fund II; Sonoma County Employees` Retirement Association; South Carolina Retirement Systems Group Trust; Rainier (Loan Fund) A Series Trust of the Multi Strategy Umbrella Fund Cayman; and Woodbridge Finance Corporation; Zilux Senior Loans Global, (ii) the following funds and accounts under the investment management of Security Investors, LLC: Guggenheim Funds Trust—Guggenheim High Yield Fund; and Guggenheim Variable Funds Trust—Series P (High Yield Series) and (iii) the following funds and accounts under the investment management of Guggenheim Corporate Funding, LLC: Guggenheim MM CLO 2021-3, Ltd.; and Guggenheim MM CLO 2021-4, Ltd. Guggenheim Capital, LLC is the majority owner of Guggenheim Partners, LLC, GI Holdco II LLC, Guggenheim Partners Investment Management Holdings, LLC and Guggenheim Partners Investment Management, LLC (collectively, the “Guggenheim Entities”). The address for the Guggenheim Entities is 227 W. Monroe Street, 7th Floor, Chicago, IL 60606. Due to Guggenheim Partners, LLC’s nature as a global financial services firm, each of the Guggenheim Entities can be considered an affiliate of subsidiary broker-dealers who are directly or indirectly under common control with a Guggenheim Entity through Guggenheim Partners, LLC. Guggenheim Partners, LLC has indicated to us that none of these broker-dealers are involved in this offering and the shares of common stock being offered for resale hereby were purchased in the ordinary course of business and that, at the time of purchase of such shares, it did not have any arrangements or understandings, directly or indirectly, with any person to distribute such shares.
(22)

According to information available to us, the number of shares of our common stock beneficially owned by Brigade Capital Management, LP (“Brigade”) as of March 13, 2025 consists of 610,345 shares previously issued, and the number of shares to be registered hereby consists solely of 7,722 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts under the investment management of Brigade: Future Directions Credit Opportunities Fund; Brigade Credit Fund II Ltd.; Brigade Diversified Credit CIT; Brigade High Yield Fund Ltd.; Big River Group Fund SPC LLC; Brigade Loan Fund Ltd.; City of Phoenix Employees’ Retirement Plan; FedEx Corporation Employees’ Pension Trust; Northrop Grumman Pension Master Trust; Goldman Sachs Trust II—Goldman Sachs Multi-Manager Non-Core Fixed Income Fund; JPMorgan Chase Retirement Plan Brigade Bank Loan; JPMorgan Funds—Multi-Manager Alternatives Fund; Brigade Opportunistic Credit LBG Fund Ltd; Los Angeles County Employees Retirement Association; New York City Fire Department Pension Fund, Subchapter Two; New York City Police Pension Fund, Subchapter 2; Teachers’ Retirement System of the City of New York; SC Credit Opportunities Mandate, LLC; U.S. High Yield Bond Fund; SEI Global Master Fund Plc the SEI High Yield Fixed Income Fund; SEI Institutional Investments Trust-High Yield Bond Fund; SEI Institutional Managed Trust—Multi-Strategy Alternative Fund; SEI Institutional Managed Trust-High Yield Bond Fund; and The Coca-Cola Company Master Retirement Trust. Donald E. Morgan III is the managing member of Brigade Capital Management GP LLC, which is the general partner of Brigade Capital Management, LP. The address for Brigade is 399 Park Avenue, 16th Floor, New York, NY 10022.

(23)

According to information available to us, the number of shares of our common stock beneficially owned by the Owl Creek Entities (as defined herein)as of March 13, 2025 consists of 592,861 shares previously issued, and the number of shares to be registered hereby consists solely of 4,638 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts under the management of Owl Creek Asset Management, L.P.: Owl Creek Credit Opportunities Master Fund, L.P.; Owl Creek Investments I, LLC; Owl Creek I, L.P.; Owl Creek II, L.P.; and Owl Creek Overseas Master Fund, LTD (collectively, the “Owl Creek Entities”). Owl Creek Asset Management, L.P. as investment advisor to each of the Owl Creek Entities, may be deemed to control the Owl Creek Entities. Owl Creek GP, LLC, as general partner of Owl Creek Asset Management, L.P., may be deemed to control Owl Creek Asset Management, L.P. Jeffrey A. Altman, as managing member of Owl Creek GP, LLC, may be deemed to control Owl Creek GP, LLC. The address for the Owl Creek Entities is 640 5th Avenue # 20, New York, NY 10019.

(24)

According to information available to us, the number of shares of our common stock beneficially owned by the UBS Entities (as defined herein) as of March 13, 2025 consists of 594,141 shares previously issued, and the number of shares to be registered hereby consists solely of 8,358 restricted shares previously issued. IAM Investments ICAV – O’Connor Event Driven UCITS Fund and Nineteen77 Global Multi-Strategy Alpha Master Limited (the “UBS Entities”) are the registered holders of the referenced shares to be registered. UBS Asset Management (Americas) LLC is the investment manager of each of the UBS Entities and, accordingly has voting control and investment discretion over the shares. Blake Hiltabrand, the Chief Investment Officer of UBS Asset Management (Americas) LLC also has voting control and investment discretion over the shares. The address for the UBS Entities is One North Wacker Drive, 31st Floor, Chicago IL 60606.

(25)

According to information available to us, the number of shares of our common stock beneficially owned by the U.S. Distressed and Special Situations group of BofA Securities, Inc. (“BofA”) as of March 13, 2025 consists of 565,247 shares previously issued, and the number of shares to be registered hereby consists solely of 3,613 restricted shares previously issued. BofA is the registered holder of the referenced shares to be registered and is a wholly-owned subsidiary of Bank of America Corporation. The address for BofA is Gateway Village #900, 900 West Trade St., NC1-026-05-41, Charlotte, NC 28202. The foregoing information is only provided in respect of the U.S. Distressed and Special Situations Group (“DSSG”) of BofA and does not reflect the holdings of any other unit, group, division or line of business of BofA.

(26)

According to information available to us, the number of shares of our common stock beneficially owned by Aristeia (as defined herein) as of March 13, 2025 consists of 539,395 shares previously issued, and the number of shares to be registered hereby consists solely of 6,410 restricted shares previously issued. Aristeia Capital, L.L.C. and Aristeia Advisors, L.L.C. (collectively, “Aristeia”) may be deemed the beneficial owners of the shares in their capacity as the investment manager and/or general partner, as the case may be, of Aristeia Master, L.P., ASIG International Limited, Blue Peak Limited, DS Liquid Div RVA ARST, LLC, and Windermere Cayman Fund Limited (collectively, the “Aristeia Entities”), which are the registered holders of the referenced shares to be registered. As investment manager and/or general partner of each Aristeia Entity, Aristeia has voting and investment control with respect to the securities held by each Aristeia Entity. Anthony M. Frascella and William R. Techar are the co-Chief Investment Officers of Aristeia. Each of Aristeia and such individuals disclaims beneficial ownership of the securities referenced herein except to the extent of its or his direct or indirect economic interest in the Aristeia Entities. The address for the Aristeia Entities is One Greenwich Plaza, Suite 300, Greenwich, CT 06830.

(27)

According to information available to us, the number of shares of our common stock beneficially owned by the Eaton Vance Entities (as defined herein) as of March 13, 2025 consists of 309,061 shares previously issued, and the number of shares to be registered hereby consists solely of 7,475 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts under the investment management of Eaton Vance Management (“EVM”): Amerisure Mutual Insurance Company; Commonwealth of Massachusetts Employees Deferred Compensation Plan; Eaton Vance (Ireland) Multi-Asset Credit Fund; Eaton Vance Global Income Builder Fund; Eaton Vance Income Fund of Boston; Eaton Vance Limited Duration Income Fund; Eaton Vance Multi-Asset Credit Fund; Eaton Vance Multi-Asset Credit Fund II, LLC; Eaton Vance Short Duration Diversified Income Fund; Eaton Vance Short Duration High Income Fund; Eaton Vance Trust Company Collective Investment Trust For Employee Benefit Plans—High Yield Fund; Eaton Vance Trust Company Common Trust Fund—High Yield Common Trust Fund; Eaton Vance Trust Company Multi-Asset Credit Fund II, a separate trust fund of Eaton Vance Trust Company Collective Investment Trust for Employee Benefit Plans III; Erie Indemnity Company; Erie Insurance Exchange; General Pension and Social Security Authority; High Income Opportunities Portfolio; LGT Select Funds-LGT Select Bond High Yield; Liberty Mutual 401(k) Plan Trust; Master Pension Trust of CSX Corporation and Affiliated Companies; Morgan Stanley Investment Funds Global High Yield Bond Fund; New York City Employees Retirement System; New York City Fire Department Pension Fund; New York City Police Pension Fund; NFR&T LLB Fund—Eaton Vance Multi Strategy Fund; NSP—Minnesota Prairie I Retail Qualified Trust; NSP—Minnesota Prairie II Retail Qualified Trust; NSP—Monticello Minnesota Retail Qualified Trust; Southeastern Pennsylvania Transportation Authority; Teachers’ Retirement System of the City of New York; The Board of Pensions of the Presbyterian Church (U.S.A.);

The Regents of the University of California; Xcel Energy Inc. Master Pension Trust; and Xcel Energy Inc. Voluntary Employees’ Beneficiary Trust for Retired Employees (collectively, the “Eaton Vance Entities”). Steven Concannon is Vice President and Portfolio Manager of EVM. Consequently, Mr. Concannon and EVM may be deemed to be the beneficial owner of such shares. The address for the Eaton Vance Entities is One Post Office Square, Boston, MA 02109.
(28)

According to information available to us, the number of shares of our common stock beneficially owned by Royal Bank of Canada (“RBC”) as of March 13, 2025 consists of 498,192 shares previously issued, and the number of shares to be registered hereby consists solely of 7,408 restricted shares previously issued. RBC is the registered holder of the referenced shares to be registered. RBC is governed by a 13-member board of directors. The address for RBC is 200 Vesey Street, 8th Floor, New York, NY 10281.

(29)

Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of Highbridge Tactical Credit Master Fund, L.P. and Highbridge Tactical Credit Institutional Fund, Ltd. (the “Highbridge Entities”). According to information available to us, the number of shares of our common stock beneficially owned by the Highbridge Entities as of March 13, 2025 consists of 505,121 shares previously issued, and the number of shares to be registered hereby consists solely of restricted 7,263 shares previously issued. The Highbridge Entities are the registered holders of the referenced shares to be registered. The Highbridge Entities disclaim beneficial ownership over these shares. The address for Highbridge is 277 Park Ave., 23rd Floor, New York, NY 10172. The address for the Highbridge Entities is #309 Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands.

(30)

According to information available to us, the number of shares of our common stock beneficially owned by Nomura Corporate Research and Asset Management Inc.(“NCRAM”) as of March 13, 2025 consists of 445,856 shares previously issued, and the number of shares to be registered hereby consists solely of 4,042 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts under the investment management of NCRAM: Stichting Bewaarder Syntrus Achmea Global High Yield Pool, American Century High Yield Corporate Bond Trust, American Century Investment Trust – High Income Fund, Barclays Multi-Manager Fund PLC, Government of Guam Retirement Fund, High Yield Corporate Bond Open Mother Fund, Industriens Pensionsforsikring A/S, L3Harris Pension Master Trust, Investeringsforeningen Lagernes Invest, Stichting Mars Pensioenfonds, Commonwealth of Massachusetts Employees Deferred Compensation Plan, Montgomery County Employees’ Retirement System, Montgomery County Consolidated Retiree Health Benefits Trust, Nomura Multi Managers Fund – Global High Yield Bond, Nomura Multi Managers Fund II – US High Yield Bond, BBH & CO F/B/O (for BBH TSL) Nomura Funds Ireland plc US High Yield Bond Fund, Nomura US Attractive Yield Corporate Bond Fund Mother Fund, National Railroad Retirement Investment Trust, NTCC Collective Funds for Employee Benefit Trusts, Northern Multi-Manager High Yield Opportunity Fund, New York City Board of Education Retirement System, New York City Employees’ Retirement System, New York City Fire Department Pension Fund, New York City Police Pension Fund, Teachers’ Retirement System of the City of New York, Ohio Public Employees Retirement System, PACE High Yield Investments, PensionDanmark Pensionforsikringsaktieselskab, Pinnacol Assurance, Pensionskasse SBB, Stichting Pensioenfonds Hoogovens, The State of Connecticut Acting Through Its treasurer, The Regents of the University of California, United Mine Workers of America 1974 Pension Trust, Kapitalforeningen MP Invest High yield obligationer V (collectively, the “NCRAM Accounts”). NCRAM is the investment manager or sub-investment manager of the NCRAM Accounts and holds the power to direct investments and/or vote the securities held by the NCRAM Accounts. The address for NCRAM is 309 W. 49th Street, Worldwide Plaza, New York, NY 10019.

(31)

According to information available to us, the number of shares of our common stock beneficially owned by the Shenkman Entities (as defined herein) as of March 13, 2025 consists of 444,515 shares previously issued, and the number of shares to be registered hereby consists solely of 9,361 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts under the management of Shenkman: Four Points Multi-Strategy Master Fund Inc.; Shenkman Opportunistic Credit Master Fund LP; Shenkman Multi-Asset Credit Select Master Fund L.P.; and Shenkman Tactical Credit Master Fund LP (collectively, the “Shenkman Entities”). Shenkman Capital Management, Inc. (“Shenkman”), as investment manager, investment adviser or sub-adviser of the

Shenkman Entities, may be deemed to be the beneficial owner of the shares held by the Shenkman Entities. The shares that may be deemed to be beneficially owned by Shenkman may be deemed to be beneficially owned by Mark R. Shenkman by virtue of him being the indirect principal owner of Shenkman. The foregoing should not be construed as an admission that Mr. Shenkman or Shenkman listed above is the beneficial owner of any shares to be registered other than the securities actually owned by such persons (if any). The address for Shenkman is 151 West 42nd Street, 29th Floor, New York, New York 10036.
(32)

According to information available to us, the number of shares of our common stock beneficially owned by Susquehanna Advisors Group, Inc. (“SAGI”) as of March 13, 2025 consists of 392,924 shares previously issued, and the number of shares to be registered hereby consists solely of 5,677 restricted shares previously issued. Capital Ventures International (“CVI”) is the registered holder of the referenced shares to be registered. SAGI, the authorized agent of CVI, has authority to vote and dispose the shares held by CVI and may be deemed to be the beneficial owner of these shares. Michael Ferry may also be deemed to have investment discretion and/or voting power over the shares held by CVI through SAGI and may be deemed to beneficially own the shares held by this entity. Mr. Ferry disclaims any such beneficial ownership of the shares. The address for SAGI is 401 City Avenue, Suite 220, Bala Cynwyd, PA 19004.

(33)

According to information available to us, the number of shares of our common stock beneficially owned by Helix Partners Management LP (“Helix”) as of March 13, 2025 consists of 335,560 shares previously issued, and the number of shares to be registered hereby consists solely of 5,366 restricted shares previously issued. Helix Strategic Fund LP, a fund managed by Helix, is the registered holder of the referenced shares. The address for Helix is 545 Madison Avenue, 8th Floor, New York, NY 10022.

(34)

According to information available to us, the number of shares of our common stock beneficially owned by Cetus Capital VI, L.P., (“Cetus”) as of March 13, 2025 consists of 299,219 shares previously issued, and the number of shares to be registered hereby consists solely of 4,333 restricted shares previously issued. Cetus is the registered holder of the referenced shares to be registered. Robert E. Davis and Richard Maybaum, as the managing directors of Cetus, exercise dispositive and voting authority over the shares held by Cetus. The address for Cetus is 8 Sound Shore Drive, Suite 303, Greenwich, CT 06830.

(35)

According to information available to us, the number of shares of our common stock beneficially owned by PGIM, Inc. (“PGIM”) as of March 13, 2025 consists of 261,859 shares previously issued, and the number of shares to be registered hereby consists solely of 6,633 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts under the management of PGIM: Dryden XXVI Senior Loan Fund; Dryden XXVIII Senior Loan Fund; Dryden 30 Senior Loan Fund; Dryden 36 Senior Loan Fund; Dryden 37 Senior Loan Fund; Dryden 38 Senior Loan Fund; Dryden 40 Senior Loan Fund; Dryden 41 Senior Loan Fund; Dryden 42 Senior Loan Fund; Dryden 43 Senior Loan Fund; Dryden 45 Senior Loan Fund; Dryden 47 Senior Loan Fund; Dryden 49 Senior Loan Fund; Dryden 50 Senior Loan Fund; Dryden 53 Senior Loan Fund, Ltd.; Dryden 54 Senior Loan Fund; Dryden 55 CLO, Ltd.; Dryden 57 CLO, Ltd.; Dryden 58 CLO, Ltd.; Dryden 60 CLO, Ltd.; Dryden 61 CLO, Ltd.; Dryden 64 CLO, Ltd.; Dryden 65 CLO, Ltd.; Dryden 68 CLO, Ltd.; Dryden 70 CLO, Ltd.; Dryden 72 CLO, Ltd.; Dryden 75 CLO, Ltd.; Dryden 76 CLO, Ltd.; Dryden 77 CLO, Ltd.; Dryden 78 CLO, Ltd.; Dryden 80 CLO, Ltd.; Dryden 83 CLO, Ltd.; Dryden 85 CLO, Ltd.; Dryden 86 CLO, Ltd.; Dryden 87 CLO, Ltd.; Dryden 93 CLO, Ltd.; Dryden 95 CLO, Ltd.; Dryden 97 CLO, Ltd.; Dryden 98 CLO, Ltd.; Bayerninvest Alternative Loan-Fonds; Newark BSL CLO 1, Ltd.; Newark BSL CLO 2, Ltd.; Prudential Investment Portfolios, Inc. 14—PGIM Floating Rate Income Fund; and Prudential Investment Portfolios, Inc. 17—PGIM Total Return Bond Fund. PGIM disclaims beneficial ownership of the shares, except to the extent of the voting and/or investment power in respect of the shares. The address for PGIM is 655 Broad Street, Newark, NJ 07102.

(36)

According to information available to us, the number of shares of our common stock beneficially owned by funds under the management of O’Brien-Staley Partners (“OSP”) as of March 13, 2025 consists of 233,226 shares previously issued, and the number of shares to be registered hereby consists solely of 2,396 restricted shares previously issued. OSP Value Fund III, LP, a fund under the management of OSP, is the registered holder of the referenced shares to be registered. E. Gerald O’Brien II, as Chief Executive Officer and Chief Investment Officer of OSP, Adam Bernier, as Chief Financial Officer of OSP, and Derek Pitt and Kevin Becker, each as Managing Directors of OSP, may be deemed to have voting or dispositive power of the shares held by OSP Value Fund III, LP. The address for the OSP Value Fund III, LP and OSP is 5050 France Avenue South, Edina, MN 55410.

(37)

According to information available to us, the number of shares of our common stock beneficially owned by Sona Asset Management (US) LLC (“SAM US LLC”) as of March 13, 2025 consists of 125,418 shares previously issued, and the number of shares to be registered hereby consists solely of 2,291 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts: Sona Blue Peak, Ltd.; Sona Credit Master Fund Limited; and Sunrise Partners Limited Partnership (collectively, the “Sona Entities”). SAM US LLC is the investment adviser of Sona Blue Peak, Ltd. and Sona Credit Master Fund Limited. Paloma Partners Management Company (“PPMC”) and Paloma Partners Advisors LP (“PPALP”) are the general partners of Sunrise Partners Limited Partnership (“Sunrise”), and SAM US LLC is a subadvisor to Sunrise with respect to the portfolio in which the shares are held on behalf of Sunrise. S. Donald Sussman ultimately controls PPMC and PPALP, and John Aylward controls SAM US LLC. Therefore, Mr. Sussman may be deemed to have shared voting and investment power over the shares held by Sunrise, and Mr. Aylward may be deemed to have voting and investment power over all shares held by the Sona Entities. Each of Messrs. Sussman and Aylward disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein, if any. The address for Sona Blue Peak, Ltd. and Sona Credit Master Fund Limited is 800 3rd Avenue, Suite 1702, New York, NY 10022. The address for Sunrise is c/o Paloma Partners Management Company, Two American Lane, Greenwich, CT 06831.

(38)

According to information available to us, the number of shares of our common stock beneficially owned by the Asterozoa Entities (as defined herein) as of March 13, 2025 consists of 168,888 shares previously issued, and the number of shares to be registered hereby consists solely of 33,491 restricted shares previously issued. Asterozoa Special Fund 1, LLC and Asterozoa Ventures, LP (the “Asterozoa Entities”) are the registered holders of the referenced shares to be registered. The Asterozoa Entities are each controlled by Asterozoa Management LLC, which is controlled by Joseph Louis Hegener II, Paul Joseph Hegener II, Kevin Guochen Yin and Julia Altuzarra. The address for the Asterozoa Entities is 8550 W Charleston Boulevard, Suite 102-299, Las Vegas, NV 89117.

(39)

According to information available to us, the number of shares of our common stock beneficially owned by funds under the management of Invesco Advisers, Inc. (“Invesco”) as of March 13, 2025 consists of 127,573 shares previously issued, and the number of shares to be registered hereby consists solely of 2,599 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds under the management of Invesco: Invesco Global Strategic Income Fund; Invesco High Yield Fund; Invesco High Income Trust II; Invesco V.I. Global Strategic Income Fund; Invesco V.I. High Yield Fund; and Invesco US High Yield Bond Fund (collectively, the “Invesco Entities”). Invesco is the beneficial owner of all shares held by the Invesco Entities and has voting and investment power over such shares. Invesco Group Services, Inc. is the sole owner of Invesco, and Invesco Ltd. is Invesco’s ultimate parent company. The address for the Invesco Entities is 1331 Spring Street NW, Suite 2500, Atlanta, GA 30309.

(40)

According to information available to us, the number of shares of common stock beneficially owned by Millennium CMM, Ltd. as of March 13, 2025 consists of 4,139 shares previously issued, and the number of shares to be registered hereby consists solely of 4,139 restricted shares previously issued. Millennium CMM, Ltd. is the beneficial owner of the referenced shares to be registered. The securities listed above may be deemed to be beneficially owned by Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander (“Mr. Englander”) and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The foregoing should not be construed in and of itself as an admission by Millennium Management LLC, Millennium Group Management LLC or Mr. Englander as to the beneficial ownership of the securities held by Millennium CMM, Ltd. The address for Millennium CMM, Ltd. is 399 Park Avenue, New York, New York 10022.

(41)

According to information available to us, the number of shares of our common stock beneficially owned by the HalseyPoint Entities (as defined herein) as of March 13, 2025 consists of 103,435 shares previously issued, and the number of shares to be registered hereby consists solely of 1,499 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts: HalseyPoint CLO 3, Ltd.; HalseyPoint CLO 4, Ltd.; and HalseyPoint CLO I, Ltd. (collectively, the “HalseyPoint Entities”). The address for HalseyPoint is 200 N. Pacific Coast Highway, Suite 675, El Segundo, CA 90245.

(42)

According to information available to us, the number of shares of our common stock beneficially owned by TREO Asset Management, LLC (“TREO”) as of March 13, 2025 consists of 60,814 shares previously issued, and the number of shares to be registered hereby consists solely of 749 restricted shares previously issued. Invictus Special Situations Master I, L.P., a fund under the management of TREO, is the registered holder of the referenced shares to be registered. Finbarr O’Connor, as the Chief Investment Officer of TREO, has voting and investment power over all shares held by Invictus Special Situations Master I, L.P. The address for TREO is 675 Third Avenue, New York, NY 10017.

(43)

According to information available to us, the number of shares of our common stock beneficially owned by the Macquarie Entities (as defined herein) as of March 13, 2025 consists of 57,513 shares previously issued, and the number of shares to be registered hereby consists solely of 3,748 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts: Delaware Floating Rate Fund, a series of Delaware Group Income Funds; Delaware Ivy High Income Fund, a series of Ivy Funds; Delaware Ivy Multi-Asset Income Fund, a series of Ivy Funds; Macquarie VIP High Income Series, a series of Ivy Variable Insurance Portfolios; and Delaware Strategic Income Fund, a series of Delaware Group Government Fund (collectively, the “Macquarie Entities”). Delaware Management Company, a series of Macquarie Investment Management Business Trust serves as a registered investment adviser to each of the Macquarie Entities. The address for the Macquarie Entities is 610 Market Street, Philadelphia, PA 19106. Delaware Management Company, a series of Macquarie Investment Management Business Trust is an affiliate of registered broker-dealers, and the Macquarie Entities have indicated to us that none of the broker-dealers are involved in this offering and the shares of common stock being offered for resale hereby were purchased in the ordinary course of business and that, at the time of purchase of such shares, it did not have any arrangements or understandings, directly or indirectly, with any person to distribute such shares.

(44)

According to information available to us, the number of shares of our common stock beneficially owned by Wolverine Asset Management, LLC (“Wolverine”) as of March 13, 2025 consists of 51,703 shares previously issued, and the number of shares to be registered hereby consists solely of 749 restricted shares previously issued. Wolverine Flagship Fund Trading Limited, a fund under the management of Wolverine, is the registered holder of the referenced shares to be registered. The sole member and manager of Wolverine is Wolverine Holdings, L.P. (“Wolverine Holdings”). Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc. (“WTP”), the general partner of Wolverine Holdings. The address for Wolverine Asset Management, LLC is 175 W. Jackson Blvd., Suite 340 Chicago, IL 60604.

(45)

According to information available to us, the number of shares of our common stock beneficially owned by the Bracebridge Entities (as defined herein) as of March 13, 2025 consists of 29,156 shares previously issued, and the number of shares to be registered hereby consists solely of 29,156 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts: FYI Ltd.; Olifant Fund, Ltd.; XYQ Cayman Ltd.; and FFI Fund Ltd. (collectively, the “Bracebridge Entities”). Bracebridge Capital, LLC (“Bracebridge”), a registered investment adviser with the SEC, in its capacity as such, serves as investment adviser or director of each Bracebridge Entity and has the authority to vote and dispose of all of the shares reflected herein. The address for the Bracebridge Entities is 888 Boylston Street, 15th Floor, Boston, MA 02199.

(46)

According to information available to us, the number of shares of our common stock beneficially owned by Saratoga Investment Corp. (“Saratoga”) as of March 13, 2025 consists of 24,348 shares previously issued, and the number of shares to be registered hereby consists solely of 349 restricted shares previously issued. Saratoga Investment Corp CLO 2013-1 Ltd., a fund under the management of Saratoga, is the registered holder of the referenced shares to be registered. Saratoga is governed by a five member board of directors. The address for Saratoga is 535 Madison Avenue, 4th Floor, New York, NY 10022.

(47)

According to information available to us, the number of shares of our common stock beneficially owned by the Greywolf Entities (as defined herein) as of March 13, 2025 consists of 16,670 shares previously issued, and the number of shares to be registered hereby consists solely of 3,793 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts: Greywolf Distressed Opportunities Master Fund, L.P.; Greywolf Opportunities Master Fund II LP; and

Greywolf Distressed Opportunities Master QPA Fund, L.P. (collectively, the “Greywolf Entities”). Each of (i) the Greywolf Entities, (ii) Greywolf Capital Management LP, as the investment manager of the Greywolf Entities, (iii) Greywolf GP LLC, as the general partner of Greywolf Capital Management LP, and (iv) Jonathan Savitz, as the sole managing member of Greywolf GP LLC, may be deemed to beneficially own the shares held by the Greywolf Entities. The address for the Greywolf Entities is 4 Manhattanville Road, Suite 201, Purchase, NY 10577.
(48)

According to information available to us, the number of shares of our common stock beneficially owned by the Aegon Entities (as defined here) as of March 13, 2025 consists of 2,269 shares previously issued, and the number of shares to be registered hereby consists solely of 516 restricted shares previously issued. The beneficial owners of the referenced shares to be registered are the following funds and accounts: Aegon Asset Management UK ICVC; and Aegon Global High Yield Bond Fund, a sub-fund of Aegon Asset Management Investment Company (Ireland) plc (the “Aegon Entities”). Aegon Asset Management UK plc (“Aegon UK”) is the authorized corporate director of Aegon Asset Management UK ICVC and is the investment manager of Aegon Asset Management Investment Company (Ireland) plc. The address for the Aegon Entities is 3 Lochside Crescent, Edinburgh EH12 9SA United Kingdom. The Aegon Entities are affiliates of Transamerica Financial Advisors, Inc., a registered broker-dealer, and have indicated to us that it is not involved in this offering and the shares of common stock being offered for resale hereby were purchased in the ordinary course of business and that, at the time of purchase of such shares, it did not have any arrangements or understandings, directly or indirectly, with any person to distribute such shares.

(49)

According to information available to us, the number of shares of our common stock beneficially owned by Pentwater Capital Management LP (“Pentwater”) as of March 13, 2025 consists of 1,975 shares previously issued, and the number of shares to be registered hereby consists solely of 449 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts under the management of Pentwater: Pentwater Credit Master Fund Ltd.; and Oceana Master Fund Ltd. (the “Pentwater Entities”). Matthew Halbower is Chief Executive Officer, Chief Investment Officer and Portfolio Manager of Pentwater and may be deemed to be a beneficial owner of all of the shares held by the Pentwater Entities. The address for Pentwater is 1001 10th Avenue South, Suite 216, Naples, FL 34102.

(50)

According to information available to us, the number of shares of our common stock beneficially owned by 400 Capital Management LLC (“400 Capital”) as of March 13, 2025 consists of 1,198 shares previously issued, and the number of shares to be registered hereby consists solely of 1,198 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts under the management of 400 Capital: 400 Capital Credit Opportunities Master Fund Ltd.; Boston Patriot Milk St LLC; and AIS Denali Master Fund Ltd (collectively, the “400 Capital Entities”). Christopher Hentemann is the Managing Partner and Chief Investment Officer of 400 Capital and may be deemed to be a beneficial owner of all of the shares held by the 400 Capital Entities. The address for 400 Capital is 660 5th Avenue, 27th Floor, New York, NY, 10103.

(51)

According to information available to us, the number of shares of our common stock beneficially owned by the Howells Entities (as defined herein) as of March 13, 2025 consists of 714 shares previously issued, and the number of shares to be registered hereby consists solely of 714 restricted shares previously issued. The registered holders of the referenced shares to be registered are the following funds and accounts: M.S. Howells & Co.; and Zella Tribe Limited Partnership (the “Howells Entities”). Mark S. Howells is the manager of Howells Family Holdings, which is the general partner of Zella Tribe Limited Partnership, and the Executive Chairman of MS. Howells & Co. Mr. Howells may be deemed to be a beneficial owner of all of the shares held by the Howells Entities. The address for Howells Entities is 23350 N. Pima Road, Scottsdale, Arizona, 85255. M.S. Howells & Co. is a registered broker-dealer and has represented to us that none of the shares to be registered were received as compensation for investment banking services or as investment shares.

(52)

According to information available to us, the number of shares of our common stock beneficially owned by Burlingame Investment Group, LLC (“BIG”) as of March 13, 2025 consists of 611 shares previously issued, and the number of shares to be registered hereby consists solely of 611 restricted shares previously issued. David M Kang ROTH IRA, an individual retirement account under the management of BIG, is the registered holder of the referenced shares to be registered. Blake W. Kim, as the Chief

Executive Officer of BIG, has voting and investment power over all shares held by David M Kang ROTH IRA. The address for BIG is 2309 Hillside Drive, Burlingame, CA 94010.
(53)

According to the list of creditors who received shares of our common stock on the Effective Date, this item consists of the aggregate holding of over 70 of our stockholders that received “restricted” securities on the Effective Date, or who purchased such shares thereafter, and who may resell such shares hereby.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock that are in effect in connection with the effectiveness of the registration statement of which this prospectus forms a part. We adopted an amended and restated certificate of incorporation and amended and restated bylaws that are effective in connection with the effectiveness of the registration statement of which this prospectus forms a part, and this description summarizes the provisions that are included in such documents. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our amended and restated certificate of incorporation or our amended and restated bylaws effective in connection with the effectiveness of the registration statement of which this prospectus forms a part, and are qualified in their entirety by reference to such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this “Description of Capital Stock,” you should refer to our amended and restated certificate of incorporation, and our amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

General

Upon consummation of the Plan on the Effective Date, our board of directors approved and adopted our amended and restated certificate of incorporation, and our board of directors approved and adopted our amended and restated bylaws. The following summarizes information concerning our capital stock, including material provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and certain provisions of Delaware law. You are encouraged to read the forms of our amended and restated certificate of incorporation and our amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for greater detail with respect to these provisions.

Authorized Capital Stock

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Shares Outstanding

The number of common stock, nominal value $0.001 per share outstanding as of March 4, 2025 was 76,211,329.

Voting Rights

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Dividends

Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors at its discretion out of funds legally available for that purpose, subject to the preferential rights of any preferred stock that may be outstanding. The timing, declaration, amount and payment of future dividends will depend on our financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our board of directors deems relevant. Additionally, the terms of the indebtedness we incurred in connection with the Plan limit our ability to pay cash dividends. Our board of directors will make all decisions regarding our payment of dividends from time to time in accordance with applicable law. See “Dividend Policy.”

Other Rights

Subject to the preferential liquidation rights of any preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in our assets legally available for distribution to our stockholders.

Fully paid and non-assessable

The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

No preemptive or similar rights

The holders of our common stock will not have preemptive rights or preferential rights to subscribe for shares of our capital stock. The holders of our common stock may have certain redemption rights if we consummate an underwritten initial public offering. There are no sinking fund provisions applicable to our common stock.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to designate and issue from time to time one or more series of preferred stock without stockholder approval. Our board of directors may fix and determine the designations, powers, preferences and relative, participating, optional or other rights of each series of preferred stock. There are no present plans to issue any shares of preferred stock.

Certain Provisions of Delaware Law, Our Certificate of Incorporation and Our Bylaws

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions in our amended and restated certificate of incorporation and our amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control.

•

Vacancies. Our amended and restated certificate of incorporation provides that any vacancies created on the board of directors resulting from any increase in the authorized number of directors and any vacancies in the board of directors resulting from death, retirement, disqualification, resignation, removal from office or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy on our board of directors will hold office for a term expiring at the next annual meeting of stockholders and until his or her successor is duly elected and qualified.

•

Blank Check Preferred Stock. Our amended and restated certificate of incorporation authorizes our board of directors to issue, without any further vote or action by the stockholders, up to 25,000,000 shares of preferred stock from time to time in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designations, powers (including voting powers), preferences and relative participating, optional or other rights, if any, and any qualifications, limitations or restrictions, if any, of the shares of such series. The ability to issue such preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control.

•

Stockholder Action by Written Consent. Our amended and restated certificate of incorporation and our amended and restated bylaws expressly authorize our stockholders to act by written consent until the effectiveness of the registration statement of which this prospectus forms a part. Stockholder action required or permitted to be taken at an annual meeting or at a special meeting of our stockholders may be taken without a meeting, without prior notice and without a vote by consent in accordance with Section 228 of the DGCL. Following the effectiveness of the registration statement of which this prospectus forms a part, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

•

Special Stockholder Meetings. Our amended and restated bylaws provide that our board of directors or a stockholder of record who is acting on behalf of one or more beneficial owners who own shares representing 50% or more of the voting power of the stock outstanding and entitled to vote on the matter or matters to be brought before the proposed special meeting will be able to call such special meeting.

•

Requirements for Advance Notification of Stockholder Nominations and Proposals. Under our amended and restated bylaws, stockholders of record are able to nominate persons for election to our board of directors or bring other business constituting a proper matter for stockholder action only by providing proper notice to our secretary. In the case of annual meetings, proper notice must be given between 90 and 120 days prior to the first anniversary of the prior year’s annual meeting; however, if (A) the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting, or (B) no annual meeting was held during the prior year, the notice by the stockholder to be timely must be received (1) no earlier than 120 days before such annual meeting and (2) no later than the later of 90 days before such annual meeting and the 10th day following the public announcement of such annual meeting. In the case of special meetings, proper notice must be given no earlier than the 120th day prior to the relevant meeting and no later than the later of the 90th day prior to such meeting and the 10th day following the public announcement of such special meeting. Such notice must include information specified in our amended and restated bylaws with respect to each stockholder nominating persons for election to the board of directors or proposing other business and certain related persons, information with respect to such person’s nominees to the board of directors, if applicable, and certain representations and undertaking relating to the nomination or proposal, in each case as specified in our amended and restated bylaws.

•

Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

•

Amendments to Certificate of Incorporation and Bylaws. The DGCL provides that the affirmative vote of holders of a majority of a corporation’s voting stock then outstanding is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation specifies a higher threshold. Our amended and restated certificate of incorporation does not provide for a higher threshold, and as of the Effective Date we have only common stock outstanding. The DGCL also provides that a board of directors may be granted authority to amend a corporation’s bylaws if stated in the corporation’s certificate of incorporation, and our amended and restated certificate of incorporation provides that our board of directors may amend our bylaws. Under Delaware law, stockholders also have the power to amend bylaws, and our bylaws provide that they may be amended by the affirmative vote of a majority of the voting power of shares of stock present in person or represented by proxy and entitled to vote thereon.

Limitation on Liability of Directors and Indemnification of Directors and Officers

Delaware law authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties as directors or officers, as applicable, and our amended and restated certificate of incorporation includes such an exculpation provision. Our amended and restated bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of Endo, Inc., or for serving at our request as a director, officer, employee or agent at another corporation or enterprise, as the case may be. Our amended and restated bylaws also provide that we must indemnify and advance expenses to our directors, officers and employees, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation and our amended and restated bylaws, respectively, may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions will not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Exclusive Forum

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery located within the State of Delaware is the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder to us or our stockholders, any action asserting a claim arising pursuant to the DGCL, the amended and restated certificate of incorporation, or the amended and restated bylaws, or any action asserting a claim governed by the internal affairs doctrine. However, if the Court of Chancery within the State of Delaware lacks jurisdiction over such action, the action may be brought in another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then in the U.S. District Court for the District of Delaware. Additionally, our amended and restated certificate of incorporation states that the foregoing provision will not apply to claims arising under the Securities Act, the Exchange Act, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Our stockholders are not deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall Street, Canton, Massachusetts 02021, and its telephone number is (866) 779-6659.

Listing

Our common stock is currently quoted on the OTCQX® Best Market under the symbol “NDOI.” We intend to list our common stock on the NYSE under the symbol “NDO.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the listing of our common stock on the NYSE, our common stock has not been traded on any national securities exchange, and we cannot predict the effect, if any, that sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. Sales of substantial amounts of our common stock in the public market or the perception that such sales could occur, could adversely affect the public price of our common stock or the dividend amount payable per share on our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. We will have no input if and when any registering stockholder may, or may not, elect to sell its shares of our common stock or the prices at which any such sales may occur. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect the trading prices of shares of our common stock prevailing from time to time.

Sale of Restricted Securities

Pursuant to the Plan, we issued 63,091,414 shares of our common stock in transactions exempt from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code, including:

•	32,973,580 shares of our common stock issued to Claimholders in cancellation of their Claims (each as defined in the Plan);

•	25,813,999 shares of our common stock issued to holders of Allowed First Lien Claims who participated in the First Lien Rights Offering (each as defined in the Plan);

•

2,810,138 shares of our common stock issued to the First Lien Backstop Parties in satisfaction of the claims represented by the First Lien Backstop Premium owed pursuant to the First Lien BCA (each as defined in the Plan); and

•

1,249,217 shares of our common stock issued to the GUC Backstop Parties in satisfaction of the claims represented by the GUC Backstop Premium owed pursuant to the GUC BCA (each as defined in the Plan); and

•

244,480 shares of our common stock deposited in escrow with a third-party escrow agent, or the Escrowed Equity. 55,809 of such shares of Escrowed Equity were released and distributed to holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims (each as defined in the Plan) and 188,671 of such shares of Escrowed Equity were released and returned to us and cancelled, effective as of December 31, 2024, in accordance with the “Net Debt Equity Split Adjustment” under the Plan.

Such shares issued pursuant to section 1145 of the Bankruptcy Code are not “restricted securities” as defined in Rule 144(a)(3) of the Securities Act. Accordingly, these 63,091,414 shares of our common stock are, absent other contractual restrictions on transfer, freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of ours, as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer and (iii) is not an entity that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code.

In addition, pursuant to the Plan, we issued 13,308,586 shares of our common stock in transactions exempt from registration under the Securities Act pursuant to Section 4(a)(2) under the Securities Act and/or Regulation D or Regulation S thereunder, including:

•	828,052 shares of our common stock issued to the First Lien Backstop Parties in connection with the First Lien Rights Offering pursuant to the First Lien BCA;

•	33,623 shares of our common stock issued to holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims who participated in the GUC Rights Offering;

•	12,446,911 shares of our common stock issued to the GUC Backstop Parties in connection with the GUC Rights Offering pursuant to the GUC BCA.

Such shares issued in transactions exempt from registration in reliance on Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S thereunder are “restricted securities” as defined in Rule 144(a)(3) of the Securities Act, subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only in a transaction registered, or exempt from registration, under the Securities Act and other applicable law. Each of the recipients of such “restricted securities” issued pursuant to this Plan made customary representations (including that each is an “accredited investor” (within the meaning of Rule 501(a) of the Securities Act) or a “qualified institutional buyer” (as defined under Rule 144A promulgated under the Securities Act)).

As of March 4, 2025, we have a total of 76,211,329 shares of our common stock outstanding.

Of these shares, all of the 13,308,586 “restricted securities” issued pursuant to the Plan are being registered pursuant to the registration statement of which this prospectus forms a part may be freely tradable without further restriction or registration under the Securities Act, except that any shares purchased by our affiliates may generally only be sold in compliance with Rule 144, which is described below.

Following the effectiveness of the registration statement of which this prospectus forms a part and the listing of our common stock on the NYSE, approximately 76.2 million shares of our common stock may be immediately sold either (i) by the registering stockholders pursuant to this prospectus or (ii) by our other existing stockholders in accordance with Rule 144 of the Securities Act. Certain shares of our common stock will be deemed “restricted securities” (as defined in Rule 144 under the Securities Act). Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which rule is summarized below.

As further described below, until we have been a reporting company for at least 90 days, only non-affiliates who have beneficially owned their shares of our common stock for a period of at least one year will be able to sell their shares of our common stock under Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our common stock proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares of our common stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares of our common stock without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares of our common stock on behalf of our affiliates are entitled to sell, within any three-month period, a number of shares of our common stock that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding; and

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares of our common stock on behalf of our affiliates are also subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about us.

Registration Statement on Form S-8

On July 31, 2024, we filed a registration statement on Form S-8 under the Securities Act to register shares of our common stock reserved for future issuance under our equity compensation plan. The registration statement on Form S-8 became effective immediately upon filing, and 3,600,000 shares of our common stock will be able to be freely sold in the public market upon issuance, subject to applicable vesting requirements and compliance by affiliates with Rule 144. See “Executive Compensation” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated herein by reference, for a description of our equity compensation plan.

SALE PRICE HISTORY OF OUR COMMON STOCK

We intend to apply to list our common stock on the NYSE under the symbol “NDO.” Prior to the initial listing of our common stock on the NYSE, our common stock has not been traded on any national securities exchange. Shares of our common stock have a history of trading in private transactions, and our common stock is currently quoted and trades on the OTCQX® Best Market under the symbol “NDOI,” where 63,091,414 shares of our common stock have been available for trading since June 28, 2024. Based on information available to us, the low and high sales price per share of common stock quoted on the OTCQX® Best Market during the period from June 28, 2024 through March 26, 2025 was $22.50 and $31.40, respectively. Prior to the initial listing of our common stock on the NYSE, the registering stockholders may sell the shares registered hereby at the prevailing market price in the OTCQX® Best Market or in privately negotiated transactions. See “Plan of Distribution.”

Our recent trading prices in private transactions and on the OTCQX® Best Market may have little or no relation to the opening public trading price of shares of our common stock on the NYSE or the subsequent trading price of shares of our common stock on the NYSE. Further, the listing of our common stock on the NYSE without underwriters is a novel method for commencing public trading in shares of our common stock and, consequently, the trading volume and price of shares of our common stock may be more volatile than if shares of our common stock were initially listed in connection with an underwritten initial public offering. Based on information provided by the NYSE, the opening public trading price of shares of our common stock on the NYSE will be determined by a reference price and buy and sell orders collected by the NYSE from broker-dealers. The reference price is expected to be the closing price of our common stock on the OTCQX® Best Market on the day prior to listing of our common stock on the NYSE. Based on the references price and such buy and sell orders, the designated market maker will determine an opening price for shares of our common stock pursuant to applicable NYSE rules.

While the designated market maker is expected to consider this information in connection with setting the opening public trading price of our common stock, this information may, however, have little or no relation to broader market demand for our common stock and thus the opening public trading price and subsequent public price of our common stock on the NYSE. As a result, you should not place undue reliance on these historical private sales prices or OTCQX® Best Market trading prices as they may differ materially from the opening public trading price and subsequent public price of our common stock on the NYSE. See “Risk Factors—Risks Related to Ownership of our Common Stock—The public trading price of our common stock may be volatile and could decline significantly and rapidly” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated herein by reference.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the ownership and disposition of shares of our common stock. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations, possibly with retroactive effect, which could adversely affect a Non-U.S. Holder of shares of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to those discussed below regarding the tax consequences of the ownership and disposition of shares of our common stock.

This discussion is limited to Non-U.S. Holders that hold shares of our common stock as a “capital asset” within the meaning of Section 1221 of the Code. This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding shares of our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell shares of our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive shares of our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451 of the Code;

•	persons that actually or constructively own more than 5% (by value) of the shares of our common stock; and

•	tax-exempt retirement plans.

If an entity or arrangement taxed as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE OWNERSHIP AND DISPOSITION OF SHARES OF OUR

COMMON STOCK. EACH PROSPECTIVE INVESTOR IN SHARES OF OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL AND NON-U.S. TAX LAWS.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of shares of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Distributions

If we make distributions of cash or property in respect of shares our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its shares of common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a Non-U.S. Holder’s tax basis in its shares of common stock will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of shares of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or Form W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty. A Non-U.S. Holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis as if the Non-U.S. Holder were a U.S. resident. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items.

We urge each Non-U.S. Holder to consult its tax advisors regarding the tax consequences to it of a distribution in respect of shares of our common stock, including any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of shares of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

a share of our common stock constitutes a United States real property interest, or USRPI, by reason of our status (at any time during the shorter of the five-year period preceding the date of disposition or the Non-U.S. Holder’s holding period) as a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes. Generally, a domestic corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in its trade or business.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis as if the Non-U.S. Holder were a U.S. resident. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the sale or other taxable disposition of shares of our common stock, which may be offset by U.S.-source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States).

With respect to the third bullet point above, we believe we are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes. If we are or become a USRPHC, so long as our common stock is “regularly traded on an established securities market,” a Non-U.S. Holder will be subject to U.S. federal net income tax on gain from a disposition of our common stock only if the Non-U.S. Holder actually or constructively holds or held (at any time during the shorter of the five-year period preceding the date of disposition or the Non-U.S. Holder’s holding period) more than 5% (by value) of our common stock.

If our common stock constitutes a USRPI by reason of our status as a USRPHC and our common stock is not “regularly traded on an established securities market,” a buyer of a Non-U.S. Holder’s common stock will be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon the disposition and the Non-U.S. Holder selling our common stock will be required to file U.S. federal income tax returns.

We urge each Non-U.S. Holder to consult its tax advisors regarding the tax consequences to it of a sale or other taxable disposition of shares of our common stock, including any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments of dividends on shares of our common stock. Unless a Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other taxable disposition of shares of our common stock. A Non-U.S. Holder may be subject to backup withholding on payments on shares of our common stock or on the proceeds from a sale or other disposition of shares of our common stock unless it complies with certification procedures to establish that it is not a U.S. person or otherwise establishes an exemption. A Non-U.S. Holder’s provision of a properly executed applicable IRS Form W-8 certifying its non-U.S. status will permit the Non-U.S. Holder to avoid backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) in respect of shares of our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed Treasury Regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed Treasury Regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under Treasury Regulations to be issued, to payments of U.S.-source dividends and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations. We urge each Non-U.S. Holder to consult its tax advisors regarding the tax consequences to it of FATCA on their investment in shares of our common stock.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock issued to the registering stockholders to permit the resale of these shares of our common stock by the holders of the shares of our common stock from time to time after the date of this prospectus.

The shares of our common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.

The registering stockholders, and their pledgees, donees, transferees, assignees or other successors in interest may sell all or a portion of their shares of our common stock covered hereby from time to time pursuant to one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the registering stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	underwritten offerings on a firm commitment or best efforts basis;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The registering stockholders may distribute the shares of our common stock covered by this prospectus to affiliates, managers, members, partners, equity holders and/or other interest holders of such registering stockholders. Each registering stockholder may from time to time transfer, distribute (including distributions in kind by registering stockholders that are investment funds), pledge, assign or grant a security interest in some or all of the shares of our common stock owned by it and, if it defaults in the performance of its secured obligations, the transferees, distributees, pledgees, assignees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the registering stockholders to include the transferee, distributees, pledgee, assignee or other successors in interest as registering stockholders under this prospectus. The registering stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, distributees, pledgees, or other successors in interest will be the registered beneficial owners for purposes of this prospectus. A registering stockholder that is an entity may elect to make an in-kind distribution of shares of our common stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus.

Under the securities laws of some states, shares of common stock may be sold in such states only through registered or licensed brokers or dealers.

If any of the registering stockholders utilize a broker-dealer in the sale of its shares of our common stock being offered pursuant to this prospectus, such broker-dealer may receive commissions in the form of discounts, concessions or commissions from such registering stockholder or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal. If the shares of our common stock are sold through underwriters or broker-dealers, the registering stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. Broker-dealers engaged by the registering stockholders may arrange for other broker-dealers to participate in sales. If the registering stockholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the registering stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal. Underwriters, broker-dealers and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. Such discounts or commissions, and any fixed offering price, will be in amounts to be negotiated and may be changed from time to time, but except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440. The proposed amounts of the common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, broker-dealers or agents will be set forth in a supplement to this prospectus.

In connection with sales of the shares of our common stock or otherwise, the registering stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The registering stockholders may also sell shares of our common stock short and if such short sale shall take place after the date that the registration statement of which this prospectus forms a part is declared effective by the SEC, the registering stockholders may deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The registering stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The registering stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the registering stockholders have been advised that they may not use shares registered pursuant to the registration statement of which this prospectus forms a part to cover short sales of our common stock made prior to the date the registration statement of which this prospectus forms a part has been declared effective by the SEC.

The registering stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of registering stockholders to include the pledgee, transferee or other successors in interest as registering stockholders under this prospectus. The registering stockholders also may transfer and donate the shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the registering beneficial owners for purposes of this prospectus.

We are not party to any arrangement with any registering stockholder or any broker-dealer with respect to sales of shares of our common stock by the registering stockholders. As such, we do not anticipate receiving notice as to if and when any registering stockholder may, or may not, elect to sell their shares of our common stock or the prices at which any such sales may occur, and there can be no assurance that any registering stockholders will sell any or all of the shares of our common stock covered by this prospectus.

We will not receive any proceeds from the sale of shares of our common stock by the registering stockholders. We will recognize costs related to the registration of our common stock pursuant to the Securities Act, the listing of our common stock with the NYSE, and our transition to a publicly-traded company consisting of professional fees and other expenses. We will expense these amounts in the period incurred and not deduct these costs from net proceeds to the issuer as they would be in an initial public offering.

LEGAL MATTERS

The validity of the shares of common stock being registered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The financial statements of Endo, Inc. (Successor) incorporated in this Prospectus by reference to Endo, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the consummation of the Endo International plc Plan of Reorganization and Purchase and Sale Agreement as described in Notes 1, 2 and 3 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Endo International plc (Predecessor) incorporated in this Prospectus by reference to Endo, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the effectiveness of the Endo International plc Plan of Reorganization and application of fresh start accounting on April 23, 2024 as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the following documents or information that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 13, 2025; and

•	our Current Reports on Form 8-K filed with the SEC on January 6 and March 14, 2025.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Endo, Inc.

Attn: Matthew J. Maletta,

Executive Vice President,

Chief Legal Officer and Secretary

9 Great Valley Parkway

Malvern, PA 19355

(484) 216-0000

You may also access these filings on our website at www.endo.com. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide different or additional information on our behalf. An offer of these securities is not being made in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of those respective documents.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of our common stock covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and the shares of our common stock covered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or any other document referred to are only summaries and not necessarily complete, and in each instance, we refer you to the copy of any contract or other document that is filed as an exhibit to the registration statement, and each statement in this prospectus regarding that contract or document is qualified in all respects by reference to the exhibit.

The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, like us, that file documents electronically with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and are required to file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the website of the SEC referred to above. We also maintain a website at www.endo.com, at which, following the effectiveness of the registration statement of which this prospectus forms a part, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, these websites is not a part of this prospectus, and the inclusion of these website addresses in this prospectus is solely as inactive textual references.

31,130,096 Shares of Common Stock

ENDO, INC.

Prospectus

   , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the registrant in connection with this registration statement and the listing of the registrant’s shares of common stock. All amounts shown are estimates, except for the SEC registration fee and the exchange listing fee.

Amount Paid or to Be Paid
SEC registration fee	$130,951.86
Custodian, transfer agent and registrar fees and expenses	—
Printing and engraving expenses	400,000.00
Legal fees and expenses	750,000.00
Accounting fees and expenses	1,350,000.00
Other advisor fees and expenses	—
Miscellaneous expenses	—

Total	$2,630,951.86

Item 14. Indemnification of Directors and Officers

Delaware law authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties as directors or officers, as applicable, and our amended and restated certificate of incorporation includes such an exculpation provision. Our amended and restated bylaws includes provisions that indemnify, to the fullest extent allowable under the Delaware General Corporation Law, or DGCL, the personal liability of directors or officers for monetary damages for actions taken as our director or officer, or for serving at our request as a director, officer, employee or agent at another corporation or enterprise, as the case may be. Our amended and restated bylaws also provides that we must indemnify and advance expenses to our directors, officers and employees, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation and our amended and restated bylaws, respectively, may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

We have retained directors and officers indemnification insurance coverage, within the limits and subject to the terms and conditions thereof, which will cover certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as our director or officer. This insurance covers non-employee directors and officers individually.

We have entered into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Item 15. Recent Sale of Unregistered Securities

On the Effective Date, and subject to applicable rounding by the Depository Trust Company, or DTC, pursuant to the Plan (capitalized terms used in this section have the meanings ascribed to them in the Plan), we issued the following shares of our common stock:

•	32,973,580 shares of our common stock issued to Claimholders in cancellation of their Claims;

•

244,480 shares of our common stock deposited in escrow with a third-party escrow agent, or the Escrowed Equity. 55,809 of such shares of Escrowed Equity were released and distributed to holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims and 188,671 of such shares of Escrowed Equity were released and returned to us and cancelled, effective as of December 31, 2024, in accordance with the “Net Debt Equity Split Adjustment” under the Plan.

•	25,813,999 shares of our common stock issued to holders of Allowed First Lien Claims who participated in the First Lien Rights Offering;

•	828,052 shares of our common stock issued to the First Lien Backstop Parties in connection with the First Lien Rights Offering pursuant to the First Lien BCA;

•	2,810,138 shares of our common stock issued to the First Lien Backstop Parties in satisfaction of the claims represented by the First Lien Backstop Premium owed pursuant to the First Lien BCA;

•	33,623 shares of our common stock issued to holders of Allowed Second Lien Deficiency Claims and Allowed Unsecured Notes Claims who participated in the GUC Rights Offering;

•	12,446,911 shares of our common stock issued to the GUC Backstop Parties in connection with the GUC Rights Offering pursuant to the GUC BCA; and

•	1,249,217 shares of our common stock issued to the GUC Backstop Parties in satisfaction of the claims represented by the GUC Backstop Premium owed pursuant to the GUC BCA.

The shares of our common stock issued pursuant to the Plan were issued pursuant to the exemption from the registration requirements of the Securities Act under section 1145 of the Bankruptcy Code and, to the extent such exemption was unavailable, in reliance on the exemption provided by Section 4(a)(2) under the Securities Act and/or Regulation D or Regulation S thereunder. The Rights Offerings raised a total of $500,321,000 in cash consideration, of which $220.6 million was disbursed to Endo, Inc. on April 23, 2024 for general corporate purposes and/or to settle certain assumed liabilities subsequent to the Effective Date.

On April 23, 2024, Endo Finance Holdings, Inc. issued $1,000.0 million aggregate principal amount of 8.500% senior secured notes due 2031 in a private offering to qualified institutional buyers pursuant to Rule 144A and outside the United States to non-U.S. persons pursuant to Regulation S. The offering of the 2031 Notes was part of the Exit Financing Debt incurred in connection with the consummation of the Plan and was used, together with the proceeds of the New Term Facility under the New Credit Agreement, the Rights Offerings and cash on hand (including certain restricted cash), to, among other things, acquire substantially all of the assets of the Debtors and certain non-debtor affiliates, which sale proceeds the Debtors used to (i) make settlement payments under the Plan to the various trust beneficiaries and the U.S. federal government, (ii) make distributions of cash to holders of first lien claims and (iii) pay certain professional fees.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

The following documents are filed as exhibits to this registration statement.

Exhibit No.	Description of Exhibit

2.1*	Fourth Amended Joint Chapter 11 Plan of Reorganization of Endo International plc and its Affiliated Debtors.

2.2*#	Agreement and Plan of Merger, dated as of October 19, 2020, by and among BioSpecifics Technologies Corp., Endo International plc, and Beta Acquisition Corp.

2.3*#	Purchase and Sale Agreement, dated as of April 14, 2024, among Endo Enterprise, Inc., Endo USA, Inc. and Paladin Pharma Inc., as the buyers, and Endo International plc and the other sellers, as defined therein, as the sellers.

3.1*	Amended and Restated Certificate of Incorporation.

3.2*	Amended and Restated Bylaws.

4.1.1*	Specimen Common Stock Certificate (Unrestricted).

4.1.2*	Specimen Common Stock Certificate (144A).

4.1.3*	Specimen Common Stock Certificate (Reg S).

4.1.4*	Specimen Common Stock Certificate (Accredited Investor).

4.2*	Indenture, dated as of April 23, 2024, among Endo Finance Holdings, Inc., as the issuer, Endo, Inc., as parent guarantor, each of the other subsidiary guarantors party thereto and Computershare Trust Company, National Association, as trustee and notes collateral agent (including form of 8.500% Senior Secured Notes due 2031).

4.2.1*	First Supplemental Indenture, dated as of May 23, 2024, among Endo Finance Holdings, Inc., as the issuer, and Computershare Trust Company, National Association, as trustee.

5.1*	Legal Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

10.1*#	First Lien Intercreditor Agreement, dated as of April 23, 2024, among Endo, Inc., Endo Finance Holdings, Inc., the other grantors party thereto, Goldman Sachs Bank USA, as bank collateral agent, Computershare Trust Company, National Association, as notes collateral agent.

10.2*	Stockholders’ Agreement, dated April 23, 2024, among Endo, Inc. and the stockholders of Endo, Inc.

10.3*+	Supply Agreement, dated June 26, 2008, between Auxilium and Hollister-Stier Laboratories LLC.

10.4*+	Endo, Inc. Non-Employee Director Compensation Policy.

10.5*+	Endo, Inc. Director Deferred Compensation Plan.

10.6*+	Endo, Inc. 2024 Stock Incentive Plan.

10.7+	Form of Employee RSU Award Notice under Endo, Inc.’s 2024 Stock Incentive Plan (incorporated by reference from Endo, Inc.’s Current Report on Form 8-K filed with the SEC on October 4, 2024).

10.8+	Form of Director RSU Award Notice under Endo, Inc.’s 2024 Stock Incentive Plan (incorporated by reference from Endo, Inc.’s Current Report on Form 8-K filed with the SEC on October 4, 2024).

10.9+	Form of Employee PSU Award Notice under Endo, Inc.’s 2024 Stock Incentive Plan (incorporated by reference from Endo, Inc.’s Current Report on Form 8-K filed with the SEC on October 4, 2024).

Exhibit No.	Description of Exhibit

10.10+	Form of Long-Term Cash Award Notice under Endo, Inc.’s 2024 Stock Incentive Plan (incorporated by reference from Endo, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 13, 2025).

10.11+	Form of 2024 Retention and Performance Award Notice (incorporated by reference from Endo, Inc.’s Current Report on Form 8-K for filed with the SEC on October 4, 2024).

10.12*+	Form of Director and Officer Indemnification Agreement of Endo, Inc.

10.13*+	Executive Employment Agreement between Endo USA, Inc. and Blaise A. Coleman, effective as of May 10, 2024.

10.14*+	Executive Employment Agreement between Endo USA, Inc. and Mark T. Bradley, effective as of May 10, 2024.

10.15*+	Executive Employment Agreement between Endo USA, Inc. and Matthew J. Maletta, effective as of May 10, 2024.

10.16*+	Executive Employment Agreement between Endo USA, Inc. and Patrick A. Barry, effective as of May 10, 2024.

10.17*+	Executive Employment Agreement between Endo USA, Inc. and James P. Tursi, M.D., effective as of May 10, 2024.

10.18*#	Credit Agreement, dated as of April 23, 2024, among Endo Finance Holdings, Inc., as the borrower, Endo, Inc., as parent guarantor, the lenders from time to time party thereto and Goldman Sachs Bank USA, as administrative agent, collateral agent, issuing bank and swingline lender.

10.19#	First Amendment, dated as of October 29, 2024, among Endo, Inc., Endo Finance Holdings, Inc., each of the subsidiary guarantors party thereto, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent (incorporated by reference from Endo, Inc.’s Current Report on Form 8-K filed with the SEC on October 29, 2024).

10.20+	Interim CEO Letter, dated as of August 26, 2024, between Endo, Inc. and Scott Hirsch (incorporated by reference from Endo, Inc.’s Current Report on Form 8-K filed with the SEC on August 27, 2024).

10.21*	Global Settlement Agreement, dated February 28, 2024, by and among the United States of America, Endo, Inc. and Endo International plc.

10.22+	Interim CEO Extension Letter, dated as of January 6, 2025, between Endo, Inc. and Scott Hirsch (incorporated by reference from Endo, Inc.’s Prospectus Supplement filed with the SEC on January 6, 2025).

21.1	List of Subsidiaries of Endo, Inc. (incorporated by reference from Endo, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 13, 2025).

22.1	List of Issuer and Guarantor Subsidiaries of Endo, Inc. (incorporated by reference from Endo, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 13, 2025).

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm, in connection with the financial statements of Endo, Inc (Successor).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm, in connection with the financial statements of Endo International plc (Predecessor).

23.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

Exhibit No.	Description of Exhibit

24.1*	Power of Attorney.

107*	Filing Fee Table.

*	Previously filed.
+	Management contract or compensatory plan or arrangement.
#

Schedules, exhibits and similar attachments to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

(b) Financial Statements Schedules

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Malvern, State of Pennsylvania, on March 27, 2025.

ENDO, INC.

By:	/s/ Scott A. Hirsch
Name: Scott A. Hirsch
Title: Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott A. Hirsch Scott A. Hirsch	Director, Interim Chief Executive Officer (Principal Executive Officer)	March 27, 2025

/s/ Mark T. Bradley Mark T. Bradley	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 27, 2025

/s/ Frank B. Raciti Frank B. Raciti	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	March 27, 2025

* Paul Herendeen	Chairman and Director	March 27, 2025

* Paul Efron	Director	March 27, 2025

* Sophia Langlois	Director	March 27, 2025

* Andrew (Andy) Pasternak	Director	March 27, 2025

* Marc J. Yoskowitz	Director	March 27, 2025

* By:	/s/ Matthew J. Maletta
Matthew J. Maletta
Attorney-in-fact